F.N.B. CORPORATION
PROGRESS SAVINGS 401(K) PLAN
As Amended and Restated
Effective January 1, 2007

Table of Contents

Quick-Reference Information	next page
Welcome To The Plan!	1
How You Get Into The Plan	2
401(K) Contributions	3
Matching Contributions	4
Additional Employer Contributions	5
Rollovers	5

What Happens To The Money While It’s In The Plan	6
Making Your Own Investment Decisions	8

When You Retire Or Terminate Employment	9
When Payment Is Actually Made	11
How Payment Is Made	12
How To Claim Your Money	14
Payment Before Termination Of Employment	14
Borrowing Money From Your Accounts	15
In Case Of Death	17

Child Support, Alimony and Property Division In Divorce	18
How The Length Of Your Service Is Calculated	19
When You Return From Military Service	23
What The Plan Administrator Does	24
What The Employer Does	25
Maximum Amounts Of 401(K) Contributions	26
Maximum Amount Of Matching Contributions	30
Maximum Amount Of Total Contributions	30
Improvements When The Plan Is Top-Heavy	31
What “Pay” Means	33
Miscellaneous	34
Special Provisions for New Members of the FNB Family	38

Quick-Reference Information
Sponsor
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, PA 16148-3347
EIN: 25-1255406
Other Participating Employers
F.N.B. Capital Corporation, LLC (effective January 1, 2006)
First National Insurance Agency, LLC (formerly Gelvin, Jackson & Starr, Inc.)
First National Trust Company
Regency Finance Company
First National Bank of Pennsylvania
First National Investment Services Company, LLC
F.N.B. Investment Advisors, Inc.
Plan Administrator
F.N.B. Corporation Pension Committee
One F.N.B. Boulevard
Hermitage, PA 16148-3347
Telephone Number: (724) 983-3446
Classification Of Employees Eligible To Get Into The Plan
All employees except for employees classified as temporary when hired (unless and until such a temporary employee completes 1,000 hours of service within an eligibility computation period, as explained later in the plan in the section called “How Your Length of Service Is Calculated”)
Minimum Age To Get Into The Plan
Age 21
Minimum Length Of Service To Get Into The Plan
None
Trustees
First National Trust Company
One F.N.B. Boulevard
Hermitage, PA 16148-3347
(with regard to F.N.B. Corporation common stock only)

Insurance Company
Prudential Retirement Insurance and Annuity Company
30 Scranton Office Park
Scranton, PA 18507-1789
Length Of Service Required For Benefits (Vesting Schedule)

less than 3 years of service	0%
3 years of service	100%
Historical note: If you were a member of the plan before January 1, 2007, your vesting percentage will never be less than it would have been under the vesting schedule that was in effect on December 31, 2006 (which provided for 20% vesting after 1 year of service and 40% vesting after 2 years of service, for example).
Appeals Authority
F.N.B. Corporation Pension Committee
One F.N.B. Boulevard
Hermitage, PA 16148-3347
Telephone Number: (724) 983-3446
Plan Year Ends Every
December 31
Plan Number
002

Welcome to the Plan!
     Introduction. This is the 401(k) plan of the sponsor identified in the section called “Quick-Reference Information.” This section will explain a little bit about what the plan contains and how to find your way around.
Please note: This is the same plan that was established effective June 30, 1992. All we have done is update it for changes in the law and re-write it to make it more understandable. This edition of the plan is adopted conditional upon approval by the Internal Revenue Service. Sometimes, the IRS asks for minor, technical changes in order to give their approval, but if any such changes are made, we will let you know.
     Individual accounts. Simply put, the plan consists of a series of individual accounts set up for the employees who are in the plan (kind of like savings accounts). Each employee typically has at least three accounts: a 401(k) account, a matching contribution account, and an additional employer contribution account. If you roll money into this plan from another plan, you will also have a rollover account. Finally, if you made after-tax employee contributions to this plan when such contributions were permitted (before July 1, 2001), you will also have an after-tax employee contribution account.
     ESOP Feature. Effective March 1, 2003, an employee stock ownership plan (“ESOP”) feature was added to the plan. The technical definition of an ESOP is a “stock bonus plan which is qualified under section 401(a) of the Code and which is designed to invest primarily in qualifying employer securities.” This feature is included in the plan since F.N.B. Corporation common stock is one of the investment options available under the plan (and since matching contributions under the plan are automatically invested in shares of F.N.B. Corporation common stock).
     Contributions. Money goes into your 401(k) account if you choose to have some portion of your pay contributed to the plan instead of paid to you in cash. If you do, the employer matches your contributions (as described later in the plan); the matching contributions go into your matching contribution account. Whether or not you choose to make 401(k) contributions, you may be eligible for additional employer contributions of two types: automatic employer contributions and performance-based employer contributions.
     Payments. While the money is in the plan, it is invested for your benefit. Although contributions to your matching contribution account are automatically invested in shares of F.N.B. Corporation common stock, the rest of the money in your accounts is invested in accordance with your investment instructions. Then, after you leave the company, you are entitled to all of the money in your 401(k) account, your rollover account and your after-tax employee contribution account and, depending on the length of your service, you may be entitled to part or all of the money in your matching contribution account and additional employer contribution account.
Please note: Federal law may require withholding or other taxes on the money that you are paid from this plan. The plan administrator will naturally comply with any such law. But for the sake of simplicity, we will say here in the plan that you will receive “all the money.” Just keep in mind that “all the money” is before any required withholding or other taxes.
     Plan and summary plan description. The plan document — that’s what this is — sets out the rules for how and when you get into the plan, how and when money goes into your accounts, what happens to the money while it’s in the plan, and how and when you can get the money out.
     This plan is written in simple, easy-to-understand language. It therefore serves as both the plan document and the “summary plan description” required by federal law.
     Ordinary names. Throughout the plan, we will refer to things by their ordinary name. We will call this plan simply “the plan.” We will call the sponsor of the plan, which is identified in the section called

“Quick-Reference Information,” simply “the sponsor.” When we say “employer,” we mean the sponsor or one of the other participating employers—whichever one employs you. When we say “you,” we mean you the employee. When we say “Code,” we mean the federal Internal Revenue Code of 1986, as in effect from time to time.
     There is one exception to this rule. From time to time, we will refer to your “pay” or “compensation.” Unfortunately, those terms have highly technical meanings, which can change for different purposes under the plan. The various technical definitions are set forth at the end of the plan in the section called “What ‘Pay’Means.”
     Effective Date. The original effective date of the plan was June 30, 1992. This edition of the plan takes effect on January 1, 2007. As an exception, there are a few provisions that took effect on earlier dates, in order to comply with changes in the law, but they are clearly marked in the text that follows.
     As of January 1, 2007, this edition of the plan completely supersedes and replaces the previous edition of the plan. But, except for the special provisions that are effective on earlier effective dates, this edition of the plan applies only to employees who were actively employed on or after that date; the rights of employees who terminated before that date are governed by the edition of the plan that was in effect when they terminated.
     Questions. If you have questions after you read about the plan, ask the plan administrator for help. Better yet, jot the question down and give it to the plan administrator so that there is no misunderstanding. We want to emphasize that only the plan administrator is authorized to interpret and apply the plan. Don’t rely on what anyone else tells you, because no one except the plan administrator can give you an answer that you can rely on.
How You Get into the Plan
     Introduction. Before you can get any benefit from the plan, you have to get into the plan. This part of the plan document explains how you get in.
     The eligibility requirements. There are four requirements in order to be eligible to get into the plan:
     ▶ First, you have to be shown on the books and records of the employer as an employee. Independent contractors are not employees, nor are individuals whose services are leased from a leasing organization (such as “temps”), so they are not eligible to get into the plan. If you are not shown on the books and records of the employer as an employee, you are not eligible to get into the plan, regardless of whether the employer’s determination is correct and regardless of how you may be treated for any other purposes (such as employment tax purposes).
     ▶ Second, you must be shown on the books and records of the employer as employed in the classification of employees identified at the beginning of the plan in the section called “Quick-Reference Information” under the heading “Classification Of Employees Eligible To Get Into The Plan.” If you are not shown on the books and records of the employer as employed in that classification, you are not eligible to get into the plan, regardless of whether the employer’s determination is correct and regardless of how you may be treated for any other purposes (such as employment tax purposes).
     ▶ Third, you must have attained the age that is shown at the beginning of the plan in the section called “Quick-Reference Information” under the heading “Minimum Age To Get Into The Plan.”
     ▶ Fourth, you must have worked for the employer for the period shown at the beginning of the plan in the section called “Quick-Reference Information” under the heading “Minimum Length Of Service To Get Into The Plan.” (To figure out whether you meet this requirement, see “How The Length Of Your Service Is

Calculated,” later in the plan.)
     As soon as you meet all of those requirements at the same time, you are eligible to get into the plan.
     Actually getting in—hired before January 1, 2006. For those who were hired before January 1, 2006, the fact that you are eligible doesn’t automatically mean you are in the plan, because the plan administrator doesn’t necessarily know that you are eligible. To actually get in, you have to get a form from the plan administrator, fill it out with your name, address and so forth, and then turn it back in to the plan administrator.
     Once you are in the plan, you will see the 401(k) contributions on your pay advice and you will start to get quarterly statements of your account under the plan. This is how you know that you have officially gotten into the plan. If you don’t see the 401(k) contributions on your pay advice and you don’t get quarterly statements of your account under the plan, be sure to check with the plan administrator to make sure nothing has gone wrong.
     Once you meet the eligibility requirements and your form is on file with the plan administrator, you get into the plan immediately.
     Actually getting in—automatic enrollment for those hired on and after January 1, 2006. If you are hired on or after January 1, 2006, you will still receive an enrollment form from the plan administrator, on which you can make your choice about whether to participate. But if you do not complete and return the form to the plan administrator, you will automatically be enrolled in the plan with 401(k) contributions of 2% of pay, as explained in the following section. If you do not wish to be enrolled or you wish to have a 401(k) contribution other than 2% of pay, you must complete and return the enrollment form indicating your wishes.
     Previous participants. Any employee who was a participant in the plan immediately prior to the effective date of this edition of the plan may remain a participant, regardless of the requirements listed above.
     If things change. If at any time you cease to be an employee of the employer or you cease to be employed in the classification of employees who are eligible to get into the plan, then your participation in the plan ceases immediately and automatically. If you later return to employment with the employer in the classification of eligible employees, you will participate in the plan again immediately. It may be necessary to sign a new authorization form, as described in the next section.
     Of course, after you leave the plan, you may still be entitled to receive the money in your account, either at that time or later. (We will discuss this later in the section entitled “When You Retire or Terminate Employment”)
401(k) Contributions
     Introduction. You may have heard about plans called “401(k)” plans. That’s what this is. It offers you the opportunity to have a portion of your pay contributed to the plan instead of paid to you in cash. It is particularly attractive because, under the current federal income tax law, you don’t pay federal income tax on the amount of pay that is contributed to the plan.
Please note: while free from federal income tax, these amounts are still subject to Social Security tax (FICA) and state and local income tax in Pennsylvania and a few other states.
     How much you can have. You can specify any whole percentage of your pay up to 50%, as long as the dollar amount is not more than a dollar limit imposed by the government and shown on a table at the end of the plan.

Historical note: The 50% limit was first effective in 2004. For 2003, the maximum percentage was 20%. For years before 2003, the maximum percentage was 15%.
     As an exception, if you will reach age 50 (or more) before the end of the plan year, you may make additional 401(k) contributions. These additional contributions are limited to a dollar amount set by the government, which is $5,000 for 2006. These are called “catch-up” contributions, and they are exempt from most of the rules that apply to 401(k) contributions. For example, they are not taken into account when determining the maximum amount of 401(k) contributions, the maximum amount of matching contributions, or the maximum amount of total contributions, nor for purposes of the coverage and top-heavy requirements of the Code. Catch-up contributions must, however, comply with the rules of section 414(v) of the Code and regulations issued under that section.
     How to do it. If you would like some portion of your pay contributed to the plan, you complete a form authorizing the employer to reduce your pay by a certain percentage and, instead of paying it to you in cash, to put that amount into your 401(k) account in the plan.
     There are several simple rules for making contributions by this method (these rules were created by the IRS):
     ▶ You must sign an agreement with the employer to do this. (The plan administrator will provide you with the forms on request.)
     ▶ The agreement only applies to pay that you earn after the agreement is signed. (In other words, you can’t make this type of contribution retroactively).
     ▶ You can change your agreement at any time, but the change will take effect at the beginning of the following pay period.
     ▶ You can terminate the agreement at any time by notifying the employer in writing, but the agreement still applies to all pay that was earned while the agreement was in effect. (In other words, you can’t terminate the agreement retroactively.)
     Automatic enrollment. For those hired on and after January 1, 2006, automatic enrollment applies (as explained in the previous section) with a 401(k) contribution of 2% of pay. But by using the method just described you may choose any other permissible amount, including zero.
     Reports. Whenever a contribution is made by this method, the employer will give you a written confirmation of the amount and when it was added to your account (which may be your pay advice). In the rest of this plan, we will call these “401(k) contributions.”
Matching Contributions
     Introduction. In order to encourage employees to have a portion of their pay contributed to the plan (in other words, to encourage savings for retirement), the employer also agrees to make an additional contribution to the plan on your behalf if you make 401(k) contributions. This is called a matching contribution and it is an additional contribution on top of your pay.
     Amount of matching contribution. Specifically, the employer agrees to make an additional contribution to the plan of 50¢ for every dollar of 401(k) contributions that you choose to make, not counting 401(k) contributions over 6% of your pay and not counting catch-up contributions. Therefore, the maximum matching contribution you can receive is equal to 3% of your pay. Matching contributions are made at the end of each payroll period of the employer. The 6% limit applies separately to pay received during each pay period for which matching contributions are made, not on a cumulative basis during the plan year.
     Cross-reference. So that it is not overlooked, we note here that the amount allocated to your account can never be more than the amount described in the section called “Maximum Amount of Total Contributions” or less than the amount described in the section called “Improvements When the Plan Is Top-Heavy.”
     Reports. The employer’s matching contribution is added to your matching contribution account. When the employer contributes in this manner, the plan administrator will notify you and tell you how much was added to your matching contribution account (this may be on your quarterly statement from the plan).
Additional Employer Contributions
     Introduction. Besides the matching contributions described in the preceding section, effective January 1, 2007 the employer intends to make two additional types of contributions. This section describes them. Please note that you are eligible for these contributions regardless of whether you have chosen to make 401(k) contributions.
     Automatic employer contribution. After the end of each plan year, beginning with the plan year of 2007, the employer intends to make a contribution equal to 2% of pay for each member of the plan who was actively employed by the employer on the last day of the plan year (or who retired during the plan year).
     Performance-based employer contribution. After the end of each year, beginning with the plan year of 2007, the employer intends to make a contribution of up to 2% of pay (depending on the extent to which the employer has achieved its performance goals for that plan year) for each member of the plan who was actively employed by the employer on the last day of the plan year (or who retired during the plan year).
     Form of Contribution. Contributions made under this section are made in common stock of the sponsor. For information about when and how you can move the money to other investments, see the sections “What Happens to the Money While It’s in the Plan” and “Making Your Own Investment Decisions,” which follow shortly.
Rollovers
     Introduction. There is one other way that money can come into the plan for you. That is when money is transferred from another plan. It is called a “rollover,” and this section will explain how it works.
     Direct rollover. If you are entitled to get money from a 401(k), pension, profit sharing or stock bonus plan, and it constitutes an “eligible rollover distribution” under the Code, that plan must offer you the opportunity to have the money transferred directly to another plan (instead of paid to you in cash) if you can find a plan that will take it. This plan will take a direct transfer of that type, if all of the other rules of this section are met. (This is what the law calls a “direct rollover.”)
     Indirect rollover. Instead of choosing a direct rollover from that other plan to this plan, you may choose to take the money in cash from that other plan. If you do, and you get what the law calls an “eligible rollover distribution,” you can still make a rollover to this plan if:
     ▶ you deliver a check to the plan administrator not later than the 60th day after you received the money from the other plan, or

     ▶ you put the money in a “conduit” individual retirement account within 60 days after you received the money from the other plan, and then transfer all of that money to this plan; and
     ▶ all of the other rules of this section are met.
     The rules of the Code for indirect rollovers are very strict and can be very tricky. This plan does not attempt to explain those rules. You should consult the tax advisor of your choice.
     Rules applicable to both types of rollover. This plan will not accept any rollover that does not comply with the requirements of the Code. Foremost among them is the requirement that the rollover come from a 401(k), pension, profit sharing, stock bonus or annuity plan that is qualified under section 401(a) or section 403(a) of the Code, an annuity contract meeting the requirements of Section 403(b) of the Code, an eligible plan which meets the requirements of section 457(b) of the Code and is maintained by a state, political subdivision of a state or any agency or instrumentality of a state or political subdivision of a state, or an IRA meeting the requirements of section 408(a) or section 408(b) of the Code.
     This plan will accept a rollover from a plan qualified under section 401(a) or section 403(a) of the Code that includes after-tax employee contributions. A separate accounting will be kept for those contributions since they have already been subject to federal income tax, and will not be taxed again when they are distributed from this plan.
     This plan is set up to be generally exempt from the joint and survivor annuity rules of the Code. This plan will not accept any transfer of assets from another plan if the effect would be to make this a “transferee plan” subject to those rules.
     “In kind” rollovers (rollovers in the form of existing investments) are permitted only for employees who previously participated in the Roger Bouchard Insurance, Inc. 401(k) Profit Sharing Plan. All other rollovers must be made in the form of cash only.
     Approval of plan administrator. If you would like to make a rollover to this plan, call or write the plan administrator, who can give you the detailed requirements and the forms. The plan administrator has complete authority to deny any requested rollover if the person requesting the rollover is unable or unwilling to satisfy the plan administrator that the rollover complies with these rules and will not jeopardize the intended status and operation of the plan.
     Separate accounting. If the plan accepts a rollover on your behalf, that rollover will be put into a separate account for you — separate from your 401(k) account and your matching contribution account.
What Happens to the Money While It’s in the Plan
     Introduction. When money goes into the plan, it gets paid in cash to the trustee or insurance company that are identified at the beginning of the plan in the section called “Quick-Reference Information” under the headings “Trustee” and “Insurance Company.” A trust is a pool of money held by an individual or company (such as a bank) who is called the “trustee.” Similarly, when contributions are made in stock, ownership of the stock is transferred to the trustee or insurance company.
     “Exclusive benefit.” The trustee or insurance company holds the money for the exclusive benefit of the employees in the plan—that is, exclusively for the purposes of providing benefits to participants and beneficiaries of the plan and defraying the reasonable expenses of administering the plan.
     Investments. Money held by a trustee is invested by the trustee in accordance with the terms of the plan, as follows:

     401(k) accounts, after-tax employee contribution accounts and rollover accounts: You exercise free choice among a number of different investment funds (as described in the following section of the plan).
     Matching contribution accounts and additional employer contribution accounts. Matching contributions and additional employer contributions are automatically invested in shares of common stock of F.N.B. Corporation. This is a requirement of the plan, and neither the trustee nor the plan administrator has any authority or discretion to invest those amounts in any other way. As an exception, if you have become fully vested in all of your accounts under the plan, you are permitted to direct that all or any portion of your matching contribution account be invested in other investment options available under the plan (as described in the following section of the plan).
Historical note: In connection with a corporate reorganization that was effective December 31, 2003 and the share exchange that occurred as part of that reorganization, shares of stock in First National Bankshares of Florida became one of the investment options available under the plan effective January 1, 2004. When First National Bankshares of Florida was subsequently acquired by Fifth Third Bank, all shares of stock in First National Bankshares of Florida were converted into shares of stock in Fifth Third Bank. Therefore, if you were a participant in the plan as of December 31, 2003, your account may continue to hold shares of stock in Fifth Third Bank, but only until March 31, 2006, at which time investment in stock of Fifth Third Bank will no longer be permitted and all amounts that remain invested in stock of Fifth Third Bank will be directed instead to the first investment option listed on Appendix A.
     Distribution of dividends. Cash dividends paid on shares of common stock in F.N.B. Corporation held by the plan will be paid, in accordance with your choice, either (a) directly to you in cash or (b) to the plan and reinvested in shares of stock in F.N.B. Corporation. Your choice must be made in accordance with rules and procedures established by the sponsor, including deadlines. If you do not make a proper choice by the deadline, all cash dividends on shares of stock in F.N.B. Corporation held in your accounts under the plan will be automatically paid to the plan and reinvested in shares of stock in F.N.B. Corporation for your benefit. (All rules involving participant elections with respect to cash dividends on shares of stock in F.N.B. Corporation held by the plan will comply with section 404(k) of the Code.)
     Stock dividends on shares of stock in F.N.B. Corporation held by the plan will be paid into the plan and allocated to the account in which the stock is held.
     Voting rights on shares of common stock in F.N.B. Corporation. Under the plan, voting rights with respect to shares of stock in F.N.B. Corporation are “passed through” to the participants in the plan. This means that you are entitled to direct the manner in which the shares of F.N.B. Corporation held in your accounts are voted on any matter put to a vote of the shareholders of the corporation.
     Before each meeting of the shareholders, you will receive copies of any notices and any other information provided to the shareholders, along with a form you can use to direct the trustee as to how the shares of F.N.B. Corporation common stock held in your accounts under the plan are to be voted. The trustee may establish a deadline by which your form must be received by the trustee in order for your voting directions to be followed. If you do not return your form by the deadline, the shares in your accounts under the plan will be voted in the same proportion as those shares with respect to which the trustee has received proper directions by the deadline.
     Record keeping. Though the money is all pooled together for investment purposes, you still have one or more individual accounts. The plan administrator is responsible for keeping track of your individual accounts.
     The value of the investments of the plan is known every day, since all of the available investment options are publicly traded mutual funds or stocks. But the IRS requires us to say here that the plan administrator will figure out the total value of the investments of the plan at least once a year, as of the last day of the plan year.
     Return of contributions. Except for a few unusual circumstances, once the employer puts money into the plan, the money can never come back to the employer. Here are the exceptions:
     ▶ If the employer made the contribution by mistake of fact, then it can be returned within 1 year after the contribution was made.
     ▶ All contributions by the employer are made on the condition that they are deductible by the employer for federal income tax purposes. If any part of a contribution is disallowed, that part of the contribution can be returned to the employer within 1 year after disallowance of the deduction.
     ▶ If this plan fails to qualify initially for favorable tax treatment under the Code, then all contributions can be returned to the employer, as long as an application for determination on the plan was filed with the Internal Revenue Service by the due date of the employer’s return for the taxable year in which the plan was adopted.
Making Your Own Investment Decisions
     Introduction. As indicated above, matching contributions and additional employer contributions are automatically invested in shares of common stock in F.N.B. Corporation under the terms of the plan. On the other hand, you exercise complete discretion as to the investment of the money in your 401(k) account, your after-tax employee contribution account and your rollover account among the available investment options. And if you have become fully vested in all of your accounts under the plan, you are also permitted to transfer all or any portion of your matching contribution account and additional employer contribution account out of shares of stock in F.N.B. Corporation and to direct the investment of that money too. This section of the plan will explain how you do it.
     The choices. The plan offers a number of choices. They are listed on Appendix A, which is a separate sheet that forms a part of this plan and which also includes a brief description of each alternative (taken from information published by the Prudential Retirement).
     The choices may change from time to time. When they do, you will be given a new Appendix A showing all of the choices that are in effect after the change is made.
     F.N.B. Corporation common stock. Shares of common stock in F.N.B. Corporation are one of the investment options available under the accounts that you control. In deciding what portions of your accounts you wish to direct into F.N.B. Corporation common stock, you should keep the following in mind:
     ▶ Unlike the mutual funds that are available as investment options under the plan, shares in F.N.B. Corporation are not a “managed investment” consisting of a variety of different stocks or bonds within a single fund. Like the performance of shares of stock in any single corporation, the investment performance of shares of stock in F.N.B. Corporation depends solely on the business of the corporation and the banking industry in general, and therefore this investment may be more volatile (subject to bigger shifts in value) than other investment options available under the plan.
     ▶ Matching contributions and additional employer contributions are made in common stock of the sponsor, so some portion of your account will already be invested in the stock of F.N.B. Corporation, unless you have become fully vested and have chosen to move the money to other investments.

     Getting information. The plan administrator cannot tell you which investment choice is best for you; that is your decision alone, and the plan administrator is not licensed as an investment advisor.
     But the plan administrator will direct you to more specific information about the choices, including exactly what each fund is invested in, who runs each fund, and how each fund has performed in the past. We hope this information will be helpful to you in making your choices, but please remember that neither the plan administrator nor the trustee or anyone else connected with the plan can take any responsibility for the accuracy or completeness of the information found in prospectuses or other promotional materials provided by the investment funds (including the summaries that are listed above).
     Implementing your choices. When you first join the plan, you will be asked to choose how you would like your account to be invested among the available options. After that, you can change your investment choices in three ways:
     ▶ You can change your choices daily by using the TeleTouch® system maintained by the insurance company. Just call the toll-free number for TeleTouch®, 1-877-778-2100, and follow the recorded instructions.
     ▶ You can change your choices daily by using the Internet. Just go to the Prudential Retirement Solutions at www.prudential.com. You will need your Social Security number and PIN.
     ▶ You can change your investment choices by using a form supplied by the plan administrator, but these changes can only be processed monthly and are subject to a processing charge. (Changes made by TeleTouch® and over the Internet are free.)
     If for any reason there is no current investment direction on file for you with the trustee, the plan hereby requires that your accounts be invested in the investment option that is listed first on Appendix A, and neither the plan administrator nor the trustee nor any other fiduciary of the plan shall have any authority or discretion to direct otherwise. The same applies to any portion of your investment direction that becomes out of date, such as if you have chosen a particular fund and that fund is no longer offered.
     Your responsibility. In return for complete freedom to choose how your accounts are invested among the available investment funds, you take complete responsibility for your choices. No one else is responsible for helping you or keeping you from making bad decisions. In fact, no one monitors your decisions at all.
     This plan is designed to take advantage of section 404(c) of the Employee Retirement Income Security Act of 1974, as amended, which means that the plan administrator and the trustee and all other fiduciaries of the plan are relieved of any and all responsibility for the investment decisions that you make.
When You Retire or Terminate Employment
     Introduction. This is a retirement plan. The purpose is for both you and the employer to save for your retirement. This section will explain what you are entitled to when you retire or your employment terminates for some other reason.
     Normal retirement after age 65. If your employment with the employer terminates any time on or after your 65th birthday, and you have reached the fifth anniversary of the date on which you joined the plan, you are entitled to all the money in your 401(k) account, your matching contribution account and your additional employer contribution account, as well as all of the money in your rollover account and your after-tax employee contribution account, if you have either of such accounts.
     Historical note: Prior to January 1, 2007, the plan provided full vesting at normal retirement age,

which was age 62, with no service requirement. This amendment preserves that feature with respect to benefits accrued prior to this amendment. Therefore, if you were participating in the plan prior to January 1, 2007 and you subsequently terminate employment with the employer at or after age 62, you will be fully vested in that portion of all of your accounts under the plan which had accrued prior to January 1, 2007. Benefits accruing on and after January 1, 2007 will be subject to the terms of the plan as amended by this amendment.
     Early retirement after age 55. If your employment with the employer terminates any time on or after your 55th birthday and you have completed five years of service, you are entitled to all the money in your 401(k) account, your matching contribution account and your additional employer contribution account, as well as all of the money in your rollover account and your after-tax employee contribution account, if you have either of such accounts.
     Disability. If you become permanently and totally disabled, then you are entitled to all the money in your 401(k) account, your matching contribution account, and your additional employer contribution account, as well as all of the money in your rollover account and after-tax employee contribution account, if you have either of such accounts. For this purpose, “totally and permanently disabled” means that, in the opinion of a physician selected by the plan administrator, you are unable to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration.
     Other termination of employment. If your employment with the employer terminates before normal or early retirement or disability (as just described), you are entitled to receive all the money in your 401(k) account, as well as all of the money in your rollover account and your after-tax employee contribution account, if you have either of those accounts.
     In addition, you are entitled to receive part or all of the money in your matching contribution account if you completed at least one year of service before your employment terminated. Whether you get all or just a portion of your matching contribution account depends on your length of service. At the beginning of the plan, in the section called “Quick-Reference Information,” under the heading “Length Of Service Required For Benefits,” there is a table showing what percentage of these accounts you get. (To figure out your length of service, see the section entitled “How the Length of Your Service Is Calculated.”)
     As an exception, all employees who were notified on or about August 20, 2003 and whose positions were eliminated by the restructuring of F.N.B. Corporation automatically became fully vested in the balance of their matching contribution accounts at that time (but not in any matching contributions that might be made upon subsequent re-employment). This special rule does not apply, however, to any employee whose employment with the employer ended before the date of that reorganization. As another exception, all cash dividends with respect to shares of common stock in F.N.B. Corporation that are declared and paid after March 1, 2003 are automatically 100% vested, even if you are not fully vested in the shares of common stock in F.N.B. Corporation with respect to which the dividends are paid.
     Forfeitures. Aside from normal and early retirement and disability, if your employment terminates before you have become vested to any extent (as shown on the table “Length of Service Required for Benefits” at the beginning of the plan), completed at least one year of service, you are not entitled to any of the money in your matching contribution account and additional employer contribution account. As soon as your employment with the employer ends, that account is forfeited.
     If you have become partially, but not fully, vested (as shown on the table “Length of Service Required for Benefits” at the beginning of the plan), and completed at least one year of service but not 5 years of service, you are entitled to some but not all of the money in your matching contribution account. If you take the portion to which you are entitled, the balance is forfeited as soon as your receive the portion to which you are entitled. If you choose to leave the money in the plan, the balance is forfeited when you have five consecutive break in service years (or when you take the money, if you take it before then).
     If you are later re-employed, the amount of the forfeiture (with no adjustment for subsequent gains,

losses, or expenses) will be restored to your accounts if, and only if, you re-pay the full amount that you previously received from the plan. Re-payment must be made within 5 years after you are first re-employed and before you suffer 5 break in service years in a row (as described below under the heading “How The Length Of Your Service Is Calculated”).
     The money to restore your accounts will come from forfeitures occurring during the same year when restoration is required. If those forfeitures are inadequate, the employer will contribute the balance in cash. Any balance of forfeitures during a plan year in excess of what is necessary to restore accounts during that year will be used to pay expenses of administering the plan or applied toward the employer’s obligation to make matching contributions and allocated as if they were matching contributions or additional employer contributions, thus reducing the amount of cash contribution necessary from the employer to make the required matches.
     Some special rules about termination of employment. When we say your “employment with the employer terminates,” we mean that you are no longer employed by any employer that participates in the plan nor by any other member of the controlled group of trades or businesses (as described later in the plan in the section called “How the Length of Your Service Is Calculated”). In addition, we mean that you have a “severance from employment” that permits you to receive your 401(k) contributions under the rules of section 401(k) of the Code and the regulations under that section or you are affected by a disposition of assets or a subsidiary within the meaning of section 401(k)(10) of the Code and satisfy the requirements of that section and accompanying regulations for a distribution.
When Payment Is Actually Made
     Introduction. The preceding section described what you are entitled to when you retire or your employment terminates for some other reason. This section will go on to describe when payment is actually made, which depends on a number of factors.
     Normal or early retirement or disability. If you take normal or early retirement or suffer disability (as described in the preceding section), payment is made as soon as administratively possible after your termination of employment.
     Other termination of employment. If your employment terminates for any reason other than normal or early retirement or disability, payment is made as soon as administratively possible after your termination of employment.
     Your choices about timing. If your entitlement is $1,000 or less, you do not have any choices about timing. You must take the money when you are first entitled to payment. If your entitlement is $1,000 or less, you will be notified and, if you don’t initiate a withdrawal by following the claim procedure described in the following section of the plan, payment will be made automatically. In figuring out whether your entitlement is $1,000 or less, your rollover account (if any) will be taken into account.
     But if your entitlement is more than $1,000, payment will not be made unless and until you apply for it. This gives you some ability to postpone payment. When you want to take the money, start the process by initiating the claim procedure described in the following section of the plan. The plan administrator (or its delegate) will prepare the paperwork and send it to you. Then you check it, sign it if it’s correct, and return it. The plan administrator (or its delegate) will need a little time to process your application. If your application is approved, the plan administrator (or its delegate) will direct the insurance company and the trustee to pay the money.
Historical note: This $1,000 “cash-out limit” is effective for distributions made on or after March 28, 2005. Before March 28, 2005, the cash-out limit was $5,000. In figuring out whether your entitlement was $5,000 or less, your rollover account (if any) was not taken into account.
     The law says that, after your employment terminates, you must receive the money no later than 60 days after the close of the plan year in which your employment terminated (or you attain age 62, if later) unless you choose not to take it. If you don’t apply for the money by that date, we will interpret your silence as your choice not to take the money yet.
     Latest possible date to take the money. While you have some ability to postpone payment of your benefit, you can’t postpone it forever. Once your employment has terminated and you have reached age 70 1/2, you must at least begin to take the money by April 1 of the following year (that is, April 1 of the year following the year in which your employment with the employer terminates or you attain age 70 1/2, whichever comes later).
     Then you must take more by the end of that plan year and every following plan year on a schedule that does not extend beyond your life expectancy (or the joint life expectancy of you and your spouse, if your spouse is at least 10 years younger than you). Life expectancy is determined by tables issued by the Internal Revenue Service. (Of course, you may take all the money to which you are entitled at any time after age 70 1/2; you need not string it out.)
Please note: There is a stricter rule for 5% owners. Any employee who is a 5% owner upon attainment of age 70 1/2 must begin to take the money by April 1 of the following year even if he or she remains employed.
     The plan administrator will pay you whatever is necessary to comply with this provision of the law (section 401(a)(9) of the Code, including the “minimum incidental death benefit” rules) and final IRS regulations issued under section 401(a)(9) of the Code in June of 2004, even if you don’t apply for payment. Payments that are required to be made under this section can not be transferred to another plan in a direct rollover.
How Payment Is Made
     Introduction. When your employment has terminated and the time comes for payment, the next question is, In what form is the payment made? This section will answer that question.
     Normal form. The normal form of payment for all accounts is payment in a single sum by check made payable to you.
     Having the money transferred directly to another plan. Rather than taking the money and paying taxes on it when the time comes for payment, you may be able to make a “direct rollover” to another plan. Direct rollovers can be made to plans of these types:
     ▶ a 401(k), pension, profit sharing or stock bonus plan that is qualified under section 401(a) of the Code, or
     ▶ an individual retirement account or individual retirement annuity (IRA), or
     ▶ an annuity plan described in section 403(a) of the Code, or
     ▶ an annuity contract described in section 403(b) of the Code or an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into that plan from this plan.

This might happen, for example, if you get another job and the plan of your new employer will accept the transfer. Naturally, this plan will not make the transfer if the other plan will not accept it.
     All payments from this plan are eligible for direct rollover except the following:
     ▶ any payment to the extent that it is required because you have reached age 70 1/2, and
     ▶ any portion of a hardship distribution.
     Any after-tax employee contributions may be rolled over, but only to a qualified plan and only if the recipient plan will separately account for them, including the portion that is taxable and the portion that is not.
     Thankfully, you don’t have to worry about those rules. If the money that you are about to receive is eligible for direct rollover to another plan, you will be notified and given at least 30 days to decide whether you would like to have a direct rollover to another plan. On the other hand, you don’t have to wait 30 days; you may take the money or do the direct rollover as soon as 7 days after receiving notification, as long as you sign the appropriate form waiving your right to consider your decision for 30 days.
     Special ESOP rules. Since the plan is an ESOP, some special distribution rules apply. First, you have the right to demand that your distribution from the plan be paid in the form of shares of stock in F.N.B. Corporation. After receiving stock from the trustee, it’s yours to keep or sell on the open market, as you see fit. (The stock is publicly traded.)
     In the unusual event that the stock that you receive is subject to a restriction under any federal or state securities law, any regulation thereunder, or an agreement affecting the security, that would make the security not as freely tradable as a security not subject to restriction, you are entitled to make the employer buy the stock back from you for cash. This is officially known as a “put option” and it also applies to any beneficiary of yours. Here are the rules:
     ▶ You can exercise the put option at any time within 60 days after you get the stock or during a corresponding window period of 60 days during the following plan year. (The time will be extended by any period during which the employer is prohibited by law from buying the stock back from you.)
     ▶ You exercise your put option by notifying the employer in writing.
     ▶ The employer will buy the stock back from you at fair market value, as determined by the plan administrator. Or, with the consent of the employer, the trustee may buy the stock back from you at fair market value.
     ▶ If the stock was distributed to you within a single taxable year and represented your complete entitlement under the plan, payment for your stock will be made in substantially equal installments (at least annually) over a period of not more than 5 years, as chosen by the purchaser, with the first payment within 30 days after you exercise the put option. The unpaid installments will bear a reasonable rate of interest and will be adequately secured by the purchaser.
     ▶ On the other hand, if the stock is coming to you in installments, payment for your stock will be made within 30 days after you exercise the put option with respect to each installment.

How to Claim Your Money
     Introduction. To claim your entitlement under the plan, start by contacting the insurance company, which has also been retained to provide administrative services. The insurance company will provide information about the options that are available and, when you decide what you would like to do, provide you with the application forms. Complete and return them as directed on the forms.
     First-level decision. After your application is approved, you can expect to receive payment from the trustee or insurance company within 30 days. If your claim is denied, the plan administrator (or its delegate) will respond to you in writing, point out the specific reasons and plan provisions on which the denial is based, describe any additional information needed to complete the claim, and describe the appeal procedure.
     Appeal. If your claim is denied and you disagree and want to pursue the matter, you must file an appeal in accordance with the following procedure. You cannot take any other steps unless and until you have exhausted the appeal procedure. For example, if your claim is denied and you do not use the appeal procedure, the denial of your claim is conclusive and cannot be challenged, even in court.
     To file an appeal, write to the appeals authority identified at the beginning of the plan in the section called “Quick-Reference Information” stating the reasons why you disagree with the denial of your claim. You must do this within 60 days after the claim was denied. In the appeal process, you have the right to review pertinent documents. You have the right to be represented by anyone else, including a lawyer if you wish. And you have the right to present evidence and arguments in support of your position.
     The appeals authority will ordinarily issue a written decision within 60 days. However, the appeals authority may take an additional 60 days in special circumstances and, if so, will notify you of the extension before the original 60 days expire. The appeals authority may, in its sole discretion, decide to hold a hearing. The decision will explain the reasoning of the appeals authority and refer to the specific provisions of this plan on which the decision is based.
     Discretionary authority. The plan administrator and appeals authority shall have and shall exercise complete discretionary authority to construe, interpret and apply all of the terms of the plan, including all matters relating to eligibility for benefits, amount, time or form of benefits, and any disputed or allegedly doubtful terms. In exercising such discretion, the plan administrator and appeals authority shall give controlling weight to the intent of the sponsor of the plan. All decisions of the appeals authority in the exercise of its authority under the plan (or of the plan administrator absent an appeal) shall be final and binding on the plan, the plan sponsor and all participants and beneficiaries.
Payment Before Termination of Employment
     Introduction. Normally, your accounts will be paid after you retire (or your employment terminates for some other reason). But there are a few circumstances in which you can take money out of the plan even before your employment has terminated. This part of the plan explains those times.
     After-tax employee contribution account twice per year. Twice each plan year, you are entitled to withdraw all or any portion of the money in your after-tax employee contribution account.
     After age 59 1/2. When you reach age 59 1/2, you may withdraw all or any portion of all or any of your accounts under the plan that you would be entitled to receive if your employment terminated.
     After age 70 1/2. After you reach age 70 1/2, you may take all the money in all your accounts at any time upon request, even if you are still employed by the employer.
     Hardship. If you suffer one of the following instances of immediate and heavy financial need (whether or not you are still employed by the employer), you may be able to get some or all of your 401(k)

contributions out of the plan.
     Immediate and heavy financial need. The following are the only types of immediate and heavy financial need that the plan recognizes:
     ▶ medical expenses that would be deductible under section 213 of the Code,
     ▶ purchase of a principal residence for the employee,
     ▶ payment of college or graduate school tuition (for the next school term only) for the employee, spouse, children or other dependents,
     ▶ the need to prevent eviction of the employee or foreclosure on his or her personal residence,
     ▶ payments for funeral or burial expenses for the employee’s deceased parent, spouse, child or other dependent, or
     ▶ expenses to repair damage to the employee’s principal residence that would qualify for a casualty loss deduction under section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income).
     Historical note: The last two items (funeral expenses and home repair) did not apply before 2006.
     Amount available. The amount of hardship distribution that you can receive from the plan is only that which is necessary to respond to the need after all other resources reasonably available to you have been exhausted. All other resources will be considered to have been exhausted if and only if:
     ▶ the amount of the distribution does not exceed the need;
     ▶ the employee has obtained all distributions and loans available under all plans of the employer;
     ▶ all plans of the employer provide that the employee’s 401(k) contributions and employee contributions will be suspended for at least 6 months following the distribution (this plan so provides if the employee chooses to use this provision); and
     ▶ all plans of the employer provide that the 401(k) contributions made during the year of the distribution will count against the dollar limit on 401(k) contributions (described later in this plan) for the calendar year following the calendar year of the distribution (this plan so provides if the employee chooses to use this provision).
     Source of hardship distribution. A hardship distribution can be made from 401(k) contributions. This really means just the contributions, not any earnings on those amounts, is available for hardship distribution.
     Application. If you suffer immediate and heavy financial need and want a hardship distribution from, the plan, get a form from the plan administrator, fill it out and return it to the plan administrator.
Borrowing Money From Your Accounts
     Introduction. This is a retirement savings plan, and we do not encourage people to take loans from their accounts. Nevertheless, active employees (no retirees or other former employees) may borrow from their accounts, and this section of the plan will describe how much you can get and how to do it.

     Basic requirements for loans. There is no special advantage in borrowing from the plan. These loans are regular loans — like loans from a bank. This means that:
     ▶ you have to post collateral for the loan,
     ▶ you have to sign a promissory note,
     ▶ you have to pay interest at 1% over the prime rate published by the Wall Street Journal, which is the rate set by 75% of the 30 largest banks in the country,
     ▶ you have to make payments on the loan at least semi-monthly,
     ▶ the semi-monthly payments will amortize the loan on a level basis over its term (no “interest only” or balloon payments are permitted), and
     ▶ the term of the loan cannot be more than 5 years (with one exception: a loan used to acquire a “dwelling unit” that, within a reasonable time after the loan is made, will be used as the principal residence of the participant can extend beyond 5 years; this exception does not apply to home improvement loans, loans to buy a second home, or loans to buy homes for other members of the family).
     Special requirements for loans. In addition to those requirements, which resemble the rules for loans from banks, the following additional rules apply to loans from the plan:
     ▶ You must agree to have your semi-monthly payments taken out of your paycheck by payroll deduction.
     ▶ You must post collateral by pledging a portion of your accounts. The portion must be equal to the amount of the loan. And you must pledge a portion that you would otherwise be entitled to receive under the plan if you quit.
     ▶ You may not have more than two loans approved in any 12-month period, nor may you have more than two loans outstanding at the same time.
     Amount. There are several rules about the amount of a loan. First, you can never have a loan of more than one-half of the amount that you would be entitled to receive from your accounts if you quit. (The amount you would be entitled to receive if you quit is all of your 401(k) account, your rollover account and your aftertax employee contribution account (if you have either of these types of accounts), plus all or a portion of your matching contribution account if you have completed at least one year of service.)
     Second, you can never have loans outstanding of more than $50,000 from all plans of the employer and any other members of the same controlled group of trades or businesses. And the limit of $50,000 is reduced by the amount by which you have paid off any loans within the past year.
EXAMPLE: In January, you took out a loan of $30,000. By December, you have paid it down to $25,000. Though your present balance is $25,000 and you might think that you could get another $25,000 loan, the amount that you paid off during the past year ($5,000) counts against the $50,000 limit, so you couldn’t get a loan of more than $20,000 now.
     Third, you can’t get a loan in any amount less than $1,000. (It just doesn’t make sense to go through all the work of making a loan for less than that.)
     Mechanics of the loan. Taking a loan is essentially making an investment decision — the decision to lend your accounts to you. This means (i) your existing investments will be liquidated to get the cash, (ii) a new account will be set up for the loan and it will hold your promissory note as its asset, and (iii) your loan payments will all be credited to your new loan account. As you make payments, the money coming into your loan account will be invested in the same manner as contributions but will remain in the loan account until the loan is completely paid off.
     Repayment. Repayment must be made on the schedule set out in (or attached to) the promissory note, requiring payment of principal and interest in regular, substantially equal installments over the term of the loan. Repayment must be made by payroll deduction from each paycheck.
     As an exception, the duty to pay according to the payment schedule will be suspended (but not for more than one year) while you are on a leave of absence without pay. When you return from the leave, the installment payments will resume in the original amount and the term of the loan will be extended by the same number of payments which were suspended. If such an extension would extend the term of the loan beyond five years (except in the case of a home loan), however, a new installment payment schedule will be established instead, under which the new installment payments are sufficient to pay off the remaining balance of the loan by the end of the maximum five-year period.
     As another exception, the duty to pay according to the payment schedule will be suspended if, and for as long as, you are performing military service within the meaning of the federal Uniformed Services Employment and Reemployment Rights Act of 1994. When you cease to perform such service, the installment payments will resume in the original amount and the term of the loan will be extended by the same number of payments which were suspended.
     Pre-payment. You are entitled to pay off the loan at any time, with no pre-payment penalty. Just ask the plan administrator for the pay-off amount. Pre-payment need not be made by payroll deduction but may be made by check.
     Default. If you fail to make the full amount of any required installment payment by payroll deduction, the loan will be considered in default, and the entire outstanding balance due and payable immediately, 60 days later. This may occur, for example, when your employment with the employer terminates or if you declare bankruptcy.
     If your loan goes into default and you do not pay the outstanding balance, the outstanding balance will be considered a “deemed distribution” for tax purposes to the extent provided in regulations of the Internal Revenue Service. In addition, the IRS may consider the outstanding balance of the loan to be a “prohibited transaction” under the Code, which would trigger an excise tax. When you become entitled to a distribution from the plan, if there is any outstanding loan balance, the plan administrator will foreclose on your vested accrued benefit that was pledged as security for the loan in order to satisfy the unpaid balance of the loan, effectively offsetting the unpaid balance of the loan against the amount otherwise payable from the plan.
     In addition, all loans will be due and payable immediately upon distribution of assets in the event of termination of the plan.
In Case of Death
     Introduction. If you die before your benefit is paid (such as while you are still employed by the employer), the plan will pay out all of the money in all your accounts under the plan. Whom it is paid to, and how, depends on whether you are married at the time of your death.
     Married. If you were married at the time of your death, then the money will be paid to your surviving husband or wife in a single lump sum, unless, before your death, you named some other beneficiary with the written consent of the husband or wife who survives you (as described below).
     Unmarried. If you are not married at the time of your death, then the money will be paid to whomever you named as your beneficiary before your death.
     Naming your beneficiary. You can name your beneficiary at any time before your death by completing a form from the plan administrator and returning it to the plan administrator. Please note that your beneficiary is whomever you last named on the records of the plan administrator; death or divorce does not automatically change your beneficiary.
     If you have named a beneficiary in place of your surviving husband or wife, your choice of beneficiary will not be honored unless your surviving husband or wife has consented in writing (or can’t be located). The plan administrator has a form for this purpose, which must be completed, signed by your husband or wife, witnessed by a notary public, and filed with the plan administrator before you die.
     If you complete and file the form with the plan administrator and then want to change your mind (that is, you would like to go back to having your husband or wife as your beneficiary), you can withdraw the form just by filing a new beneficiary form with the plan administrator any time before you die.
     If money should be paid to a beneficiary, but you have not named a beneficiary or your beneficiary does not survive you, the money will be divided among the people in the first of the following classes that contains a survivor: (a) your surviving husband or wife, (b) your children, (c) your parents, (d) your brothers and sisters, or (e) your estate.
     Claiming the money. To claim the money, your husband, wife or other beneficiary should contact the plan administrator, get an application form, and follow the same procedure as you would have done to claim the money. If the person entitled to receive the money after your death is your surviving husband or wife, that person may choose instead to have the money transferred directly to another vehicle in a “direct rollover” in the same manner as you could have done if you had not died, as described above in the section called “How Payment Is Made.”
Child Support, Alimony And Property Division in Divorce
     Introduction. The plan will honor certain court orders made in the context of family law - child support, alimony and division of property in divorce. This means that part of your account may have to be paid to someone else; you may not get all that you are expecting. This section of the plan will explain when and how that can happen.
     What a domestic relations order is. It is a judgment, decree or order of a court (including approval of a property settlement) made pursuant to state domestic relations law (including a community property law) that provides child support, alimony payments, or marital property rights to your spouse, former spouse, child or other dependent.
     The plan will not honor a domestic relations order unless it specifies:
     ▶ that it applies to this plan,
     ▶ your name and last known mailing address, as well as the name and last known mailing address of anyone else who is supposed to get payments,
     ▶ the amount or percentage of your benefits that are supposed to be paid to someone else, or the manner in which the amount or percentage is to be determined, and
     ▶ the number of payments or the period to which the order applies.

     Also, the plan will not honor a domestic relations order if it attempts to require the plan to:
     ▶ provide increased benefits,
     ▶ provide any type or form of benefit, or any option, that is not already provided for here in the plan document (except to the extent specifically permitted by the Code), or
     ▶ pay to anyone any benefits that are already required to be paid to someone else under a previous domestic relations order.
     As an exception, the plan will not refuse to honor a domestic relations order solely because it requires immediate payment to the person who is supposed to get payments, even if the plan does not permit you to get payment until your employment with the employer terminates.
     What happens when a domestic relations order comes in. When a domestic relations order comes to the plan administrator, the plan administrator will first notify you and everyone else who is supposed to get part of your benefit under the order that the order has come in. The plan administrator will also tell you about the following procedure for deciding whether to honor the order.
     Next, the plan administrator will separately account for the benefits that, under the order, would be paid to someone other than you and hold onto them while deciding whether to honor the order.
     Next, the plan administrator will decide whether the plan should honor the order, applying the rules that are described in this section of the plan. When the decision is made, the plan administrator will notify you and everyone else who is supposed to get part of your benefit.
     If the plan administrator decides that the plan will honor the order, the plan administrator will proceed to make the payments required by the order (or schedule them for future payment, if they are not due yet). If the plan administrator decides that the plan cannot honor the order, the plan administrator will make payment as if there had been no order.
     In the unlikely event that the plan administrator cannot decide whether the plan should honor the order within 18 months after the first payment should have been made under the order, the plan administrator will make payments as if there had been no order until the decision is made, and then make future payments (but no past payments) in accordance with the decision.
     If payment is to be made under a domestic relations order to your current or former husband or wife, that person may choose instead to have the money transferred directly to another vehicle in a “direct rollover” in the same manner as you could have done if you had not died, as described above in the section called “How Payment Is Made.”
How the Length of Your Service Is Calculated
     Introduction. The length of your service with the employer can matter for two reasons under the plan: for getting into the plan (if there is a length-of-service requirement specified at the beginning of the plan in the section called “Quick-Reference Information”) and for deciding what portion of your account you are entitled to if you leave (if there is a length-of-service requirement specified at the beginning of the plan in the section called “Quick-Reference Information”). This part of the plan will explain how to calculate the length of your service.
Please note: The length of your service for the purposes of the plan does not include any service rendered before June 30, 1992—the original effective date of this plan.

Please note, too: The length of your service matters for getting into the plan the first time. Once you are in the plan, if you leave and return, you participate in the plan again immediately upon your return (if you satisfy all of the other eligibility requirements, of course).
     The clock. The simplest way to calculate the length of your service is to think of a clock. When you first perform an hour for which you are paid or entitled to payment by the employer, the clock starts. (This will usually be your date of hire, of course. And it is entirely independent of whether you are working in the classification of employees covered by the plan.)
     The clock stops under a number of circumstances:
     ▶ If your employment terminates for any reason, then the clock stops when that happens. This would happen, for example, if you quit, if you were fired, if you retired, or if you died.
     ▶ If you are absent from work for any reason that does not constitute a termination of employment, then the clock continues to run for one year-as long as your employment still hasn’t terminated — and then stops. This might happen if you take a leave of absence or you are placed on a temporary layoff.
     Your length of service. As the clock starts and stops from time to time, the length of your service is basically the total amount of time showing on the clock at any particular moment. There are a few exceptions, depending on how long the clock is stopped at any one time.
     The first exception — the clock stops for less than 1 year. If the clock stops because your employment with the employer terminates but starts again within one year after that, then the clock is re-set as if it had never stopped.
EXAMPLE: You start work on January 1 and so the clock starts. You quit on December 1, and the clock stops (showing 11 months as your length of service). You are re-hired and start work again on the following February 1. Because the clock starts again less than one year after it stopped, when it starts again on February 1 it will be reset as if it had never stopped. Therefore, on February 1, it will show 13 months of service.
     If your termination of employment occurs during an absence from work (for example, you quit while on a leave of absence), then the one-year period is measured from when the absence began.
     The second exception — the clock stops for at least one year. This exception comes into play if the clock stops at a time when you are not entitled to any portion of any account derived from employer contributions (within the meaning of section 410(a)(5)(D)(iii) of the Code) and the clock remains stopped for at least one year.
     When the clock starts again:
     ▶ You won’t get credit for your previous time on the clock unless and until you get another full year on the clock after your return to work.
     ▶ But once you get another full year on the clock after your return to work, then you get credit for the total time on the clock.
EXAMPLE: You have 9 months of service on the clock and quit. One year passes. You return to work. When you return, you have no credit on the clock. If you get 6 months on the clock, you have a total of 6 months on the clock. But you keep working and get a full year of service after your return to work. Then your previous 9 months are added, so you have a total of one year and 9 months showing on the clock.

     The third exception — the clock stops for at least 5 years. This exception comes into play if the clock stops at a time when you are not entitled to any portion of any account derived from employer contributions (within the meaning of section 410(a)(5)(D)(iii) of the Code) and the clock remains stopped for at least 5 years.
     If that happens, then when you return to work, the length of time that the clock was stopped will be compared to the length of time that it had previously run. If it was stopped for longer than it had previously run (that is, your termination lasts longer than your previous length of service), then the clock is re-set to zero. That means you start from zero again.
EXAMPLE: You have 9 months of service on the clock and quit. Five years pass. You return to work. Because the clock was stopped for at least 5 years and remained stopped for longer than it had previously run, when you return to work your previous 9 months of service are permanently lost. You start from zero.
Special help for maternity leave. If your absence is due to:
▶ your being pregnant or giving birth to a child, or
▶ having a child placed with you for adoption, or
▶ caring for the child immediately following birth or adoption, then the second exception won’t come into play until the clock has been stopped for 2 years and the third exception won’t come into play until the clock has been stopped for 6 years.
     Special rules for temporary employees. Temporary employees are not eligible to participate in the plan unless and until they complete 1,000 hours of service in an “eligibility computation period.” The “eligibility computation period” is the 12-month period that starts when you first perform an hour of service and then starts again on subsequent anniversaries of the date when you first performed an hour of service.
     Generally speaking, an hour of service is any clock hour for which you are paid (or entitled to payment) as an employee by the employer. It doesn’t matter how much you are paid for that hour; an overtime hour is still one hour.
     Working hours. Hours of service naturally include hours when you are actually working as an employee.
     Non-working hours. They also include hours when you are still an employee but not working due to vacation, holiday, illness, layoff, jury duty, military service, and leave of absence, if you are paid (or entitled to payment) for those hours by the employer.
     Back pay. If for some reason you don’t work for some period but are later granted back pay for that time, hours of service include hours for which you are granted back pay.
     Some more rules. The following additional rules apply:
     ▶ The number of hours credited for a time when you were not working is the number of regularly scheduled working hours in the period for which you are paid. For example, if a day consists of 8 regularly scheduled working hours and you are paid for a day of vacation, you get credit for 8 hours of service.
     ▶ No more than 501 hours of service will be credited for any one, continuous period during which you were not working (or, in the case of back pay, would not have been working).

     ▶ Credit for hours of service is allocated to the period when the work was (or would have been) performed.
     ▶ Payments made solely to comply with workers’ compensation, unemployment compensation, or disability insurance laws, and payments that reimburse you for medical expenses, do not result in credit for hours of service.
     ▶ If the employer does not keep track of actual hours, then each day will equal 10 hours, each week will equal 45 hours, each bi-weekly payroll period will equal 95 hours, each month will equal 190 hours.
If you fail to complete more than 500 hours of service during an “eligibility computation period,” that is a “break in service,” The one exception is if you are absent due to pregnancy, birth (or placement for adoption), or caring for a child immediately after birth (or placement). If you don’t have more than 500 hours of service in the year when absence begins but the hours that would normally have been credited for the absence during that year would bring your total over 500, then that 12-month period will not count as a break in service. (If you have more than 500 hours in the year when the absence begins, but you don’t have more than 500 hours in the following year, this rule applies to the second year instead. That is to say, if you remain absent during the following year and the hours that would normally have been credited for the absence during the following year would bring your total over 500, then the following year will not count as a break in service.) A break in service cancels your credit for all prior years in the same manner as discussed above with regard to the clock.
     Service with related employers. Service with someone other than the employer still counts for the purpose of calculating the length of your service with the employer under this section of the plan if it was performed at a time when the employer maintained this plan and it was performed for:
     ▶ a corporation which, at that time, was under common control with the employer under section 414(b) of the Code, or
     ▶ a trade or business which, at that time, was under common control with the employer under section 414(c) of the Code, or
     ▶ an entity which, at that time, was a member of an affiliated service group with the employer under section 414(m) of the Code, or
     ▶ an entity which, at that time, was required to be aggregated with the employer under section 414(o) of the Code (including the regulations under that section).
Please note: service with related employers counts only for the purpose of figuring out the length of your service. You still have to be employed by one of the employers that participate in this plan in order to get into the plan and get a share of employer contributions, (The employers that participate in this plan are shown at the beginning of the plan in the section called “Quick-Reference Information.”)

When You Return from Military Service
     Introduction. Effective December 12, 1994, there were a few special rules to accommodate employees who enter military service and then return to employment with the employer, and they are listed in this section. These rules apply only to employees who are entitled to re-employment under the federal Uniformed Services Employment and Reemployment Rights Act of 1994 (which is called “USERRA”), as it may be amended from time to time, which contains detailed rules about what “military service” is, how long an employee can be absent, when the employee must return, and other conditions such as an honorable discharge. If you do not meet the requirements of USERRA, this section of the plan does not apply to you.
     Break in service. If you are entitled to re-employment and are in fact re-employed in accordance with USERRA, you will not be considered to have incurred a break in service (as described in the preceding section of the plan) by reason of that military service.
     401(k) contributions. You obviously were not in a position to make 401(k) contributions during your military service. But if you are entitled to re-employment and are in fact re-employed in accordance with USERRA, you are entitled to “make up” those contributions. Here’s how:
     ▶ Besides the amount of 401(k) contributions that you could ordinarily get, you may identify additional pay (that is, pay that you receive after you are re-employed) for additional 401(k) contributions to the plan.
     ▶ The maximum amount of additional 401(k) contributions that you can have is the maximum amount that you could have gotten if you had not been absent in military service.
     ▶ You can make these additional 401(k) contributions any time beginning on your re-employment and ending after a period equal to three times your period of military service (or five years, whichever comes first). For example, if your military service lasted 10 months, you can make these additional 401(k) contributions over a period of 30 months, beginning with your date of re-employment.
     Matching contributions. If you choose to make the additional 401(k) contributions referred to in the preceding paragraph, your matching contribution account will be credited with the corresponding matching contributions that it would have received if you had not been absent in military service. (Your account will not be credited with investment earnings on those amounts that you might have earned if you had not been absent in military service.)
     Additional employer contributions. If you are entitled to re-employment and are in fact re-employed in accordance with USERRA, your additional employer contribution account will be credited with additional discretionary employer contributions that you would have received if you had not been absent in military service. (Your account will not be credited with investment earnings on those amounts or forfeitures that you might have earned if you had not been absent in military service.)
     Your “pay.” For the purpose of this section of the plan, you will be treated as though you received pay at the same rate that you would have received if you had not been absent in military service (including raises, for example, that you would have received if you had not been absent). If the amount of pay cannot be determined with reasonable certainty, you will be treated as though you continued to receive pay during your absence at the same rate as your average rate of pay from the employer during the 12 months before you entered military service.
     Percentage of entitlement to employer accounts. If you are entitled to re-employment and are in fact re-employed in accordance with USERRA, you will be given credit for that period of military service when the plan administrator calculates the percentage of your matching contribution account to which you are entitled on the table under the heading “Length Of Service Required For Benefits” in the section called “Quick-Reference Information.”
     Limits and testing. Contributions made under this section of the plan because of USERRA:
     ▶ will not be taken into account at all for the purpose of the utilization test described in the section entitled “Maximum Amounts of
401(k) Contributions” or the section entitled “Maximum Amount of Matching Contributions”;
     ▶ will not cause the plan to fail to meet the requirements in the section entitled “Improvements When the Plan is Top-Heavy”;
     ▶ will be subject to the limits in the year when they would have been paid if you had not entered military service (rather than the year in which they are actually paid under this section) for the purpose of the dollar limit described in the section entitled “Maximum Amounts of
401(k) Contributions” and the section entitled “Maximum Amount of Total Contributions” and will be ignored when applying those limits to the other contributions actually paid for those years.
What the Plan Administrator Does
     Introduction. The plan administrator has all rights, duties and powers necessary or appropriate for the administration of the plan. Many of those functions are described elsewhere in the plan. This section will mention some others.
Please note: The description in this section of certain responsibilities imposed by law is solely for convenient reference by the plan administrator and is not intended to alter or increase those duties or transform them into contractual duties.
     Reporting and disclosure. The plan administrator will provide a copy of this plan to each new member of the plan no later than 90 days after joining the plan.
     The plan administrator will prepare and file the annual return/report (Form 5500) for the plan each year, if required. For that purpose, the plan administrator will retain an independent qualified public accountant (within the meaning of ERISA) to perform such services as ERISA requires.
     After filing the annual return/report, the plan administrator will distribute to all participants and to all beneficiaries receiving benefits the “summary annual report” if required by ERISA.
     The plan administrator will furnish to any participant or beneficiary, within 30 days of a written request, any and all information required by ERISA to be provided, including copies of the plan and any associated trust agreements and insurance contracts. The participant must pay the plan the actual cost of copying (unless that is more than the maximum permitted by ERISA, in which case the plan administrator will charge the maximum permitted by ERISA).
     The plan administrator may use electronic methods of communication in performing these functions.
     Bonding. The plan administrator will assure that all “plan officials” who are required by ERISA to be covered by a fidelity bond are so covered.
     Numerical testing. It is the responsibility of the plan administrator to monitor compliance with the following sections of the plan regarding (1) the maximum amount of 401(k) contributions, (2) the maximum amount of matching contributions, (3) the maximum amount of total contributions, and (4) top-heavy. It is the plan administrator’s responsibility to take whatever action is required by those sections.
     Prohibited transactions. ERISA prohibits a variety of transactions, most involving “parties in interest.” The plan administrator will not cause the plan to engage in any transaction that is prohibited by ERISA.
     Expenses. The expenses of administering the plan will be paid out of the plan assets except to the extent that the employer chooses to pay them directly. They may include, for example, rent, salaries, fidelity bond premiums, trustee and investment management fees, and professional fees.
     If the plan administrator is a full-time employee of the employer, then the plan administrator will not receive any compensation from the plan for serving as plan administrator but will be reimbursed for expenses.
     Limitation. The plan administrator does not have any authority or responsibility to perform any of the functions that are described in the following section as employer functions. Specifically:
     ▶ The plan administrator must accept as a fact the employment information furnished by the employer. The plan administrator has no authority or responsibility with regard to the employment relationship, and any disputes over the employment history are strictly between the employer and the employee. To the extent possible, the plan administrator will, of course, give effect under the plan to any new or corrected employment information furnished by the employer.
     ▶ The plan administrator has no authority or responsibility for collecting employer contributions.
What the Employer Does
     Introduction. As the sponsor of the plan, the employer has functions entirely different from the administration functions that are performed by the plan administrator. This section will identify the employer’s functions.
     Establishment. The employer was responsible for establishing the plan in the first place. That included establishing all the terms of the plan as set forth in this document.
     Contributions. The employer contributes to the plan as described above in the sections entitled “‘401(k) Contributions,’ ‘Matching Contributions,’ and ‘Additional Employer Contributions’.” In addition, the employer may, but does not have to, pay any expenses of the plan, so that they are not charged against the plan assets.
     Employment records. Since the plan administrator does not employ the employees who are members of the plan and does not keep employment records, it is the responsibility of the employer to provide to the plan administrator whatever information the plan administrator needs to apply the rules of the plan.
     In particular, it is the responsibility of the employer alone to determine whether an individual is an employee of the employer (as opposed to an independent contractor or a leased worker) and to report that status to the plan administrator. In addition, it is the responsibility of the employer alone to determine the employment classification of each employee and to report that classification to the plan administrator. The plan administrator has no responsibility or authority to look behind the employment information furnished by the employer.
     Insurance and indemnification. The employer will provide fiduciary liability insurance to, or otherwise indemnify, every employee of the employer who serves the plan in a fiduciary capacity against any and all claims, loss, damages, expense, and liability arising from any act or failure to act in that capacity unless there is a final court decision that the person was guilty of gross negligence or willful misconduct.
     Changing the plan. The employer has the right to change the plan in any way and at any time and does not have to give any reason for doing so. (The employer doesn’t have to have any plan at all, so it has complete freedom in changing the plan as it sees fit.) These changes can be retroactive.
     For example, the plan names the plan administrator, the trustee, any investment manager or insurance company, and the appeals authority (they’re all shown at the beginning of the plan in the section called “Quick-Reference Information”). The employer has the right to amend the plan to replace any of those individuals or firms at any time and without giving any reason.
     Exceptions. The Code says that no amendment can be adopted that would make it possible for the assets of the plan to be used for, or diverted to, purposes other than the exclusive benefit of participants and beneficiaries, and the plan adopts that language but only to the extent (and with the same meaning) required by the Code.
     The plan also adopts, but only to the extent and with the same meaning required by the Code, the Code prohibition on amendments which have the effect of reducing the “accrued benefit” of any member of the plan (including the provision of the Code which imposes the same prohibition on amendments eliminating or reducing an early retirement benefit or a retirement-type subsidy or eliminating an optional form of payment).
     Ending the plan. The plan has no set expiration date; when it was established, it was not intended to be temporary. Nevertheless, the employer has the right to end the plan (in whole or in part) at any time and without giving a reason for doing so.
     If there is a “termination” or “partial termination” of the plan or a complete discontinuance of contributions within the meaning of Treasury Regulation 1.411(d)-2, every participant in the plan who is affected by the termination or partial termination or complete discontinuance of contributions and who has an account balance under the plan that has not been forfeited will automatically be advanced to 100% on the table at the beginning of the plan in the section called “Quick-Reference Information” under the heading “Length Of Service Required For Benefits,” regardless of their length of service. For this purpose, those whose employment previously terminated at a time when their percentage was zero will be considered to have been “cashed out” at zero and will no longer be considered participants.
Maximum Amounts of 401(k) Contributions
     Introduction. The Code puts a couple of different limits on the amount of 401(k) contributions. This part of the plan describes them.
     Dollar limit. 401(k) contributions cannot be more than a fixed dollar limit in any one calendar year. And we are not talking just about this plan. This limit applies to any and all plans of any and all employers, including 401(k) plans, simplified employee pension plans, and 403(b) tax-sheltered annuities.
     A table at the end of this plan document shows what the limit has been for each year up to the year when this edition of the plan was published. The dollar limit changes from time to time according to the cost-of-living, and the new figure is automatically applied each year. The plan administrator can tell you what the exact figure is for this year. In the paragraphs that follow, however, we’ll just keep saying “dollar limit,” because it’s easier that way.
     If the dollar limit is exceeded. There are two ways in which the dollar limit might be exceeded. First, although this plan prohibits 401(k) contributions of more than the dollar limit, a mistake might be made. In that case, as soon as the mistake is discovered, the plan administrator will simply return any and all 401(k)

contributions that were more than the dollar limit for a given plan year, adjusted for any income or loss experienced while the excess was in the plan.
     Second, although 401(k) contributions to this plan are not more than the dollar limit, you might have worked for some other employer during part of the year and the total of 401(k) contributions made to this plan and the plan of that other employer might be more than the dollar limit. In that case, you may withdraw all or part of the excess from this plan (not more than the 401(k) contributions that were actually made to this plan, of course), as long as you give the plan administrator written notice which is received by the plan administrator no later than March 15 of the calendar year following the year in which the excess 401(k) contributions were made. Then the plan administrator will return the amount that you have designated, adjusted for any income or loss experienced while the excess was in the plan.
     Utilization test. How much employees at the top of the organization can make in 401(k) contributions depends on how much all the other employees make in 401(k) contributions. You only have to worry about this if you are at the top of the organization. We will call these people “restricted employees.”
     Who the restricted employees are. The restricted employees are determined each year. They are anybody who owned 5% or more of the employer during that year or the preceding year. They are also anybody who had compensation from the employer during the preceding year of more than a fixed dollar amount. A table at the end of this plan document shows what the dollar figure has been for each year up to the year when this edition of the plan was published. (The dollar figure changes from time to time according to the cost-of-living, and the new figure will automatically be applied here. The plan administrator can tell you what the exact figure is for this year.)
     Performing the utilization test. First, the plan administrator will identify all the restricted employees who are eligible to choose 401(k) contributions to the plan for the plan year being tested (whether or not they have chosen to have 401(k) contributions). The plan administrator will figure, separately for each such employee, what percent of pay he or she has had in 401(k) contributions. For employees who have chosen not to have 401(k) contributions, this percentage will be zero. The plan administrator will then average all of those percentages.
     Second, the plan administrator will focus on the year before the year being tested, identifying those individuals who were not restricted employees but were eligible to choose 401(k) contributions to the plan for that plan year (whether or not they chose to have 401(k) contributions). The plan administrator will figure, separately for each such employee, what percent of pay he or she made in 401(k) contributions during the preceding year. Once again, for employees who chose not to have 401(k) contributions, this percentage will be zero (except to the extent that the employer chooses to make “qualified nonelective contributions” as described below). The plan administrator will then average all of those percentages.
Please note: In calculating these averages, the plan administrator may take advantage of any special rules provided in the law or in published guidance from the IRS. For example, the plan administrator may exclude from the calculation entirely individuals who are not restricted employees and who have neither attained age 21 nor completed one year of service with the employer, as long as the coverage rules of section 410(b) of the Code can be met without taking those individuals into account. Alternatively, the plan administrator may consider all individuals who have neither attained age 21 nor completed one year of service with the employer, whether they are restricted employees or not, as a separate plan for this purpose, as long as the coverage rules of section 410(b) of the Code would be met by both this plan and the separate plan.
     In calculating these percentages, the plan administrator will take into account only pay that, but for the choice to trade it off for contributions to the plan, would have been received by the employee in the appropriate plan year or is attributable to services performed in that plan year and would have been received by the employee within 2 1/2 months after the end of the plan year. In addition, 401(k) contributions will be taken into account for a plan year only if not contingent on participation or performance of services after the end of the plan year and actually paid to the trustee or insurance company not later than 12 months after the end of the plan year.
     If the average for the employees who are not restricted was less than 2% in the preceding year, the average for the restricted employees in the year being tested cannot be more than twice that percentage. If the average for the employees who are not restricted was between 2% and 8% in the preceding year, the average for the restricted employees in the year being tested cannot be more than 2 percentage points higher. If the average for the employees who are not restricted was more than 8% in the preceding year, the average for the restricted employees in the year being tested cannot be more than 1.25 times that percentage.
     If the utilization test reveals a problem. If the average for the restricted employees is higher than it should be, the plan administrator will correct the problem by paying the contributions back to the restricted employees, as follows.
     Step 1 — Calculating the total amount to be returned. The plan administrator will take the restricted employee with the highest percentage of 401(k) contributions and figure out how much of that employee’s 401(k) contributions would have to be returned to that employee so that his or her percentage would be reduced enough to solve the problem for the whole group, but not more than would make the percentage of that employee’s 401(k) contributions equal the percentage for the restricted employee with the second-highest percentage.
     If the problem has not been solved for the group as a whole, then the plan administrator will figure out how much of the 401(k) contributions of both of those people (the restricted employee with the highest percentage and the employee with the second-highest percentage) would have to be returned so that their percentage would be reduced enough to solve the problem for the whole group, but not more than would make the percentage for those two employees equal the percentage for the restricted employee with the third-highest percentage.
     If the problem has not been solved for the group as a whole, the plan administrator will keep doing this until the problem is solved. Then the administrator will complete step one by totaling the dollar amount of the contributions that would have to be returned to solve the problem. That is the total amount that will have to be returned.
     Step 2 — Calculating how much is returned to each restricted employee. Now the administrator will take the restricted employee with the highest dollar amount of 401(k) contributions and return that employee’s 401(k) contributions to him or her until (a) the total amount that has to be returned (as determined in step one) has been returned or (b) the dollar amount of that employee’s 401(k) contributions has been reduced to the dollar amount of the restricted employee with the second-highest dollar amount of 401(k) contributions.
     If the total amount that has to be returned has not yet been returned, then the plan administrator will return the 401(k) contributions of those two employees (the restricted employee with the highest dollar amount and the employee with the second-highest dollar amount) to those two employees until (a) the total amount that has to be returned (as determined in step one) has been returned or (b) the dollar amount of those two employees’ 401(k) contributions has been reduced to the dollar amount of the restricted employee with the third-highest dollar amount of 401(k) contributions.
     If the total amount that has to be returned (as determined in step one) has not yet been returned, the plan administrator will keep doing this until the total amount that has to be returned has been returned. It is understood that, after returning 401(k) contributions by this method, if the utilization test were to be run again, it might still not be passed, but the IRS has stated in Notice 97-2 that this is the method to be used and when this method has been followed, the utilization test is considered to have been satisfied.
     Alternatively, the employer may, but is not required to, solve the problem in whole or in part by making additional contributions for employees who are not restricted. Any such contributions will meet the requirements of the Code to be “qualified nonelective contributions” and will be put into the employees’ 401(k)

accounts, which means they will be subject to all of the same rules that apply to amounts in your 401(k) account Qualified nonelective contributions may be allocated, among employees who are not restricted, in any manner permitted by the Code and applicable regulations in accordance with these rules:
     ▶  Unless the employer chooses a different method of allocation, the allocation will be in proportion to compensation for the year in question.
     ▶   If the employer chooses the “bottom up” method of allocation, the allocation for a particular participant cannot be greater than 5 percent of compensation (or, if greater, two times the plan’s “representative contribution rate,” as defined in the regulations under section 401(k) of the Code).
     ▶   The limit of 5 percent of compensation (expressed in the preceding bullet point), is raised to 10 percent of compensation in the case of qualified nonelective contributions made in connection with the employer’s obligation to pay prevailing wages under the Davis-Bacon Act, the Service Contract Act of 1965, or similar legislation.
     Returning excess contributions. The concept of returning any excess contributions (due to either the dollar limit or the limitation on restricted employees) is simply to reverse the contributions — as if they had never been made. If the contributions had never been made, of course, the employee would have received those amounts as pay and would have had to pay federal income tax on them. So you have to pay income tax on them when you get them back.
     When you get the excess contributions back depends on why you are getting them back:
     ▶   If you are getting them back because of the dollar limit, you will get them back (including the allocable income or loss) by April 15 of the following year. The returned contributions are included in your taxable income for the previous year (the year when they were contributed), while the income on them is included in your taxable income for the year when you actually receive it.
     ▶   If you are getting them back because of the utilization test, you will get them back (including allocable income or loss) by the end of the following plan year. The returned contributions and any allocable income are included in your taxable income for the year in which you actually receive them. (The only exception is the unlikely event that you get them back before March 15 of the following year, in which case they are included in your taxable income for the previous year.)
     The allocable income or loss is calculated taking into account the whole plan year in which the excess arose plus that portion of the following plan year which occurs before the excess is given back. The allocable income or loss is that portion of the total income or loss for the period just described which bears the same proportion to the total as the excess 401(k) contributions for the plan year bear to the account balance of your 401(k) account at the end of the period just described (minus the income (or plus the loss) on that account for the period just described).
     The amount of excess contributions returned to you because of the annual dollar limit will be reduced by any excess contributions previously returned to you because of the limitation on restricted employees for the plan year beginning with or within your taxable year. And the amount of excess contributions returned to you because of the limitation on restricted employees will be reduced by any excess contributions previously returned to you because of the annual dollar limit for your taxable year ending with or within the plan year.
     Any return of contributions will be made first from contributions that were not matched (if the plan provides for matching contributions). If those contributions are insufficient, and contributions are returned to you that were matched, the matching contributions (including allocable income or loss) will be forfeited, as required by law.
     Combining plans. If two or more plans are aggregated for purposes of section 401(a)(4) of the Code or section 410(b) of the Code (other than section 410(b)(2)(A)(ii)), then all 401(k) contributions made under both plans will be treated as made under a single plan, for the purpose of this section of the plan. (Of course, the aggregated plans must comply with sections 401(a)(4) and 410(b) as though they were a single plan.) In addition, if a restricted employee is eligible to have 401(k) contributions under two or more plans of the employer, those cash-or-deferred arrangements will be treated as a single arrangement, unless the applicable rules would prohibit permissive aggregation of those arrangements.
Maximum Amount of Matching Contributions
     Introduction. Besides limiting the amount of 401(k) contributions that can be made on behalf of restricted employees, the Code also limits the amount of matching contributions that can be made for restricted employees — both by themselves and when considered in combination with the 401(k) contributions. This part of the plan describes these additional limitations. In addition, it imposes an over-all limitation on matching contributions by way of limiting the deduction for matching contributions.
     Matching contributions for restricted employees. The plan administrator will test the matching contributions by themselves by running the same test as described in the preceding section (“Maximum Amount of 401(k) Contributions”), taking into account all the same employees but using matching contributions rather than their 401(k) contributions.
     If this test of matching contributions reveals a problem. If the matching contributions fail the test in this section, then the plan administrator will return the excess matching contributions in the same manner as under the preceding section of the plan (which specifies how excess 401(k) contributions are returned). Alternatively, the employer may, but is not required to, solve the problem in whole or in part by making additional “qualified nonelective contributions” to the 401(k) accounts of employees who are not restricted, as described in the preceding section of the plan. The problem must be solved by one method or the other before the end of the Plan year following the year in which the deficiency occurred.
     Over-all limit on matching contributions. Because the Internal Revenue Code denies the employer a deduction for matching contributions that, in the aggregate, exceed 25% of the compensation from the employer of all participants in the plan, the plan prohibits matching contributions in excess of that amount.
Maximum Amount of Total Contributions
     Introduction. Federal law sets a limit on how much money can go into your accounts in this plan in any one year. This section describes the limit. You don’t have to worry about this, though; the plan administrator will pay attention to this section and make sure that the limit is not exceeded.
     100%/25% of pay limit. The total amount of 401(k) contributions, matching contributions, additional employer contributions and forfeitures allocated to your accounts for any one plan year cannot be more than 100% of your compensation from the employer (or a dollar limit, whichever is less). A table at the end of this plan document shows what the limit has been for each year up to the year when this edition of the plan was published. (The dollar limit rises from time to time in accordance with the cost of living, and the new figure is applied here automatically.)
     Separately, the total amount of matching contributions and additional employer contributions for all participants in the plan cannot be more than 25% of the compensation from the employer of all of those participants.
     If this limitation would be exceeded as a result of the allocation of forfeitures, a reasonable error in estimating your annual compensation, a reasonable error in determining the amount of 401(k) contributions that may be made on your behalf within this limitation, or any other facts and circumstances that the Commissioner of Internal Revenue finds justifies relief under this paragraph, the excess may be returned to you, along with any earnings attributable to it.
     And, though it may never apply, the IRS requires us to say that the dollar limit is reduced by employer contributions allocated to any individual medical account which is part of a pension or annuity plan and contributions on behalf of a member of the concentration group, as described below under the heading “Improvements When the Plan Is Top-Heavy,” to a separate account for post-retirement medical benefits pursuant to Code section 419A(d) prior to the employee’s separation from service.
     If there’s more than one defined contribution plan. All “defined contribution” plans of the employer (that’s what this is) are considered to be one plan, so that, if the employer runs any other defined contribution plans, the limit applies to the total contributions under all of those plans. These may be plans qualified under section 401(a) of the Code, annuity plans under section 403(a), annuity contracts under section 403(b), -or simplified employee pension plans under section 408(k).
     “Employee contributions” does not include rollover contributions from another plan and does not include employee contributions to a simplified employee pension plan that are excludable from gross income under section 408(k)(6) of the Code.
     Related employers. For the purpose of this section of the plan, all related employers are considered to be a single employer to the extent required by Code sections 414(b), (c), (m), and (o) and 415(h).
Improvements When the Plan Is Top-Heavy
     Introduction. The plan administrator has to monitor the plan year by year to see if the benefits of the plan are concentrated in a group of employees that we will call the “concentration group.” If so, the plan is said to be “top-heavy” and several improvements are automatically made in the plan for that year. This section of the plan describes what the plan administrator does to figure out if the plan is top-heavy and what improvements are made if it is.
Please note: This plan has never been top-heavy and is unlikely ever to become top-heavy. The IRS makes us include this section “just in case,” even though it probably will never apply.
     Who is in the concentration group. The plan administrator will first figure out who is in the concentration group for a given plan year. This is what the plan administrator will do:
     Officers. List each person who was an officer of the employer at any time during the preceding plan year (including former employees and deceased employees). Delete from the list anyone who did not make more than $130,000 (as indexed by the Internal Revenue Service for the cost of living).
     Find the highest number of employees of the employer at any time during the five preceding plan years, excluding employees who have not completed 6 months of service, employees who normally work fewer than 17 1/2 hours per week, employees who normally work not more than 6 months during any year, employees who have not attained age 21, and employees included in a collective bargaining unit. And then delete from the list of officers as follows:
     ▶   If the number of employees is less than 30, delete all but the 3 officers having the greatest aggregate compensation during those five years.
     ▶   If the number of employees is more than 30 but less than 500, take 10 percent of that number, round to the next highest whole number, and then delete all but the resulting number of officers having the greatest aggregate compensation during those five years.
     ▶   If the number of employees is more than 500, delete all but the 50 officers having the greatest aggregate compensation during those five years.
     Everybody left on the list is in the concentration group.
     5% Owners. List all employees who owned more than 5% of the value of the stock or voting power of the stock of the employer on the last day of the preceding plan year. All those people are in the concentration group.
     1% Owners. List all employees who owned more than 1% (but not more than 5%) of the value of the stock or voting power of the stock of the employer on the last day of the preceding plan year. Delete anyone who did not make more than $150,000 that year. Everybody left on the list is in the concentration group.
     Performing the concentration test. To test for top-heaviness, the plan administrator will identify all pension, profit sharing and stock bonus plans of the employer in which any member of the concentration group participated in any of the preceding five years. (This includes plans that have previously been terminated if they were maintained at any time during those five years.) In addition, if any of those plans relies on the existence of some other plan in order to meet the coverage or nondiscrimination rules, then that other plan will also be thrown into the test. All of them will be tested together as if they were one plan.
     Defined benefit plans. For each defined benefit plan, the plan administrator will calculate the present value of each participant’s accrued benefit as of the valuation date coincident with or last preceding the end of the last plan year, as if the participant terminated on the valuation date, using the same actuarial assumptions for all plans. This will include the value of non-proportional subsidies and accrued benefits attributable to nondeductible employee contributions (whether voluntary or mandatory). If there is no uniform accrual method under all such defined benefit plans, the plan administrator will determine the accrued benefit by applying the slowest accrual rate permitted under the “fractional rule” of Code section 411(b)(1)(C).
     Defined contribution plans. For each defined contribution plan (including this one), the plan administrator will calculate the account balance of each participant, as of the valuation date coincident with or last preceding the end of the last plan year. This will include contributions due by the last day of the last plan year.
     Add-backs. For both defined benefit and defined contribution plans, the plan administrator will add back in the value of all distributions made during the preceding plan year, except to the extent already taken into account, but also the value of all in-service distributions (that is, distributions for reasons other than severance from employment, death or disability) during the preceding five plan years.
     Exclusions. The plan administrator will exclude from the total all accrued benefits and account balances of persons who did not perform any services for the employer during the preceding plan year. The plan administrator will exclude from the total all accrued benefits and account balances of persons who were members of the concentration group for prior years but are not members of the concentration group for the year being tested. The plan administrator will also exclude from the total all rollovers except those which (1) were not made at the initiative of the employee or (2) came from a plan of an employer required to be aggregated with this employer under section 414 of the Code.
     Concentration percentage. The plan administrator will divide the total accrued benefits and account balances of the members of the concentration group by the total accrued benefits and account balances of everyone in the plans. If the result is more than 60%, all the plans are top-heavy. If the result is 60% or less, none of the plans are top-heavy.
     Exception. If the percentage is more than 60%, but would not be more than 60% if another plan were added to the group of plans that are being tested (and that plan is one which could be added without taking the group out of compliance with the coverage and nondiscrimination rules), then none of the plans are top-heavy.
     Changes if the plan is top-heavy. There are three changes that apply for a particular plan year if the plan is top-heavy for that year.
     Benefits in the event of termination of employment before retirement. If the plan is top-heavy for a particular year, then the schedule at the beginning of the plan in the section called “Quick-Reference Information” under the heading “Length Of Service Required For Benefits” may be changed for everyone who has at least one hour of service after the plan became top-heavy.
     ▶   If that schedule provides for 100% after 5 years of service, it is changed to 100% after 3 years of service.
     ▶   If it provides for gradually increasing percentages from 3 to 7 years of service, it is changed to provide the same progression but from 2 to 6 years of service.
     ▶   If it already provides a schedule which is better than 100% after 3 years or graded from 2 to 6 years, then there is no change in the schedule.
     If, in a future year, the plan is no longer top-heavy, the schedule in “Quick-Reference Information” is reinstated, except that the reinstatement of the original schedule is treated as an amendment to the plan subject to the two limitations described below in the “Miscellaneous” section under the heading “Changes in Vesting Schedule.”
     Minimum contribution. For a year when the plan is top-heavy, each member of the plan who is not a member of the concentration group will receive an employer contribution on top of his pay of at least 3%, with three exceptions:
     ▶   The percentage is not required to be greater than the highest percentage received for that year by anyone who is a member of the concentration group. In figuring that percentage, 401(k) contributions are counted as contributions, as are matching contributions.
     ▶   If the employer also maintains a defined benefit plan that is top-heavy and that plan provides that the concentration requirements will be met by providing the minimum required accrual in that defined benefit plan, then there is no minimum contribution required in this plan.
     ▶   If the employer also maintains a defined benefit plan that is top-heavy and that plan does not provide that the concentration requirements will be met by providing the minimum required accrual in that defined benefit plan, then the minimum contribution in this plan is 5%.
     The minimum contribution requirement applies to everyone in the plan who has not separated from service by the end of the plan year, including those who have not completed 1,000 hours of service during the year and those who have not chosen to have 401(k) contributions. The minimum contribution requirement cannot be met by counting 401(k) contributions.
What “Pay” Means
     Introduction. Unfortunately, your “pay” is fairly complicated and can have different meanings for different purposes. This section will describe them.
     For the purpose of calculating 401(k) and matching and additional employer contributions. For the purpose of calculating 401(k), matching and additional employer contributions, your “pay” is all wages, salaries, fees for professional services, and other amounts received for personal services actually rendered in the course of employment with the employer to the extent includible in gross income for federal income tax purposes (including commissions, bonuses other than signing bonuses, and incentive compensation).
     As an exception, your “pay” for this purpose also includes the following items even though they are not includible in gross income for federal income tax purposes: your 401(k) contributions under this plan (or any other 401(k) plan), as well as salary reduction amounts under a cafeteria plan (Code section 125), a tax-sheltered annuity (Code section 403(b)), a simplified employee pension plan (Code section 402(h)), an eligible deferred compensation plan of a tax-exempt organization (Code section 457), or a qualified transportation fringe benefit plan (Code section 132(f)).
     As another exception, your “pay” for this purpose does not include any of the following items even if they are includible in gross income for federal income tax purposes: signing bonuses, awards under any long-term incentive plan (regardless of how paid, such as in restricted stock or in cash), any reimbursements or other expense allowances, fringe benefits (cash and noncash) including severance pay and long-term disability benefits, moving expenses, deferred compensation, or welfare benefits.
     For all other purposes. For all other purposes under the plan, your “pay” consists of the “pay” used for calculating 401(k), matching and additional employer contributions plus taxable payments from accident and health plans, payment or reimbursement of non-deductible moving expenses, non-qualified stock options to the extent includible in income, and amounts includible pursuant to an election under section 83(b) of the Code.
     Dollar limit. Regardless of the general definition of “pay,” as required by section 401(a)(17) of the Code, pay in excess of a fixed dollar amount is not taken into account for any purpose under this plan. A table at the end of this plan document shows what the fixed dollar amount has been for each year up to the year when this edition of the plan was published.
     Since the government has changed this limit from time to time, the limit may have been different in earlier years, and those limits still apply to those earlier years.
     Period used to determine pay. The period used to determine your pay for a plan year is the plan year. And the plan takes into account only compensation that you received from the employer while you were a member of the plan (that is, not including any compensation that you earned before you joined the plan).
Miscellaneous
     Leased employees. If the employer previously leased your services from a leasing organization but later you become employed by the employer itself, your length of service includes your service as a leased employee if it was performed at a time when the employer maintained this plan. (When we say “employer,” we include related employers, as described above under the heading “How The Length of Your Service Is Calculated”.)
     Service as a leased employee is service performed under primary direction or control by the employer, pursuant to an agreement between a leasing organization and the employer, and which you have performed on substantially a full-time basis for at least one year.
     There is one exception. Provided that leased employees do not constitute more than 20% of the workforce of the employer (ignoring restricted employees described under the heading “Maximum Amount of 401(k) contributions”), service as a leased employee will not count for any purpose if, while serving as a leased employee, you are covered by a money purchase pension plan sponsored by the leasing organization which provides for immediate participation, full and immediate vesting, and a non-integrated contribution of at least 10% of compensation (as defined in section 415(n)(5)(C)(iii) of the Code).
     Family and medical leave. Any leave to which you are entitled under the federal Family and Medical Leave Act of 1993 will not result in the loss of any “employment benefit” provided by this plan that had accrued prior to the leave and that would not have been lost if you had remained actively at work during the leave.
     Changes in vesting schedule. If the schedule shown at the beginning of the plan in the section called “Quick-Reference Information” under the heading “Length of Service Required for Benefits” is ever changed, there are two limitations. First, the change will never reduce the percentage that applies to your account based on employer contributions that were made on top of your pay through the end of the last year before the change was adopted (or became effective, if later). Second, if you have 3 or more years of service when the change is adopted (or becomes effective, if later), you may nevertheless choose to stay under the schedule that was in effect before the change was made.
     Investment manager. In order to be an investment manager, as described under the heading “What Happens To The Money While It’s In The Plan,” an individual or firm must be registered as an investment advisor under the Investment Advisors Act of 1940 or be a bank (as defined in that act) or insurance company qualified under the laws of more than one state to manage, acquire and sell plan assets and it must acknowledge in writing that it is a fiduciary with respect to the plan.
     Non-Alienation. With the two exceptions provided here, your right to benefits under the plan cannot be assigned or alienated. This means you cannot sell your interest in the plan or pledge it as security for a loan. No creditor of yours can take away your interest in the plan. This provision of the plan is intended to comply with, and apply just as broadly and as stringently as, section 206(d) of ERISA and section 401(a)(13) of the Code.
     The first exception is qualified domestic relations orders described in the section entitled “Child Support, Alimony and Property Division in Divorce.” The second exception is that the plan may offset against your benefit any amount that you are ordered or required to pay to the plan in the circumstances set forth in section 206(d)(4) of ERISA.
     Payments to minors. If the proper recipient of money from the plan is a minor, or if the plan administrator believes the recipient to be legally incompetent to receive it, the plan administrator may direct that the payment be made instead to anyone who has authority over the affairs of the recipient, such as a parent, guardian, or other relative.
     Payment made in this manner will entirely satisfy the obligation of the plan to pay the money, and the plan administrator will have no responsibility to see what happens to the money after it is paid.
     Unclaimed benefits. People are expected to claim their money from the plan when they reach age 65 (if they’re no longer working for the employer) or else when their employment terminates. It is your responsibility to make the claim; the plan administrator does not have any responsibility to track you down.
     If you still haven’t claimed your money by the time when it must be paid, the plan administrator will make a reasonable effort to locate you (such as inquiring of the employer, sending a letter to your last known address, and inquiring of the Social Security Administration). If the plan administrator still can’t find you, the plan administrator will set up an interest-bearing account with a financial institution in your name in order to get your money out of the plan. If no financial institution will set up an account in your name without your participation, the plan administrator will have to assume that you are dead and pay the money in accordance with the death provisions of the plan.
     Plan assets sole source of benefits. The plan assets (held in the trust fund or by an insurance company) are the only source of benefits under the plan. The employer and plan administrator are not responsible to pay benefits from their own money, nor do they guarantee the sufficiency of the trust fund or insurance contracts in any way.
     No right to employment. Many of the requirements of the plan depend on your employment status, particularly how long you have worked for the employer. But your employment status is purely a matter between you and your employer; the plan does not change anything. The fact that your rights under the plan might be different if your employment history were different does not give you any different employment rights than if the plan had never existed.
     Profit sharing plan and ESOP. This plan is intended to qualify under section 401(a) of the Code as a profit sharing plan, including a qualified cash-or-deferred arrangement. It is also intended to qualify as an employee stock ownership plan under section 4975(e)(7) of the Code.
     Merger of plan. The Code requires that the plan contain the following provision (which is also a requirement of ERISA). However, the interpretation and application of this provision are quite different from what it appears to say, and we intend that it be interpreted and applied no more strictly than required by the regulations under the Code:
     The plan may not merge or consolidate with, or engage in a transfer of assets or liabilities with, any other plan unless the benefit that each participant in this plan would receive if both plans terminated immediately after the transaction is no less than the benefit that the participant would have received if this plan had terminated immediately before the transaction.
     Protection of benefits, rights, and features from previous edition of plan. Since this document constitutes an amendment and restatement of the plan, it must preserve, to the minimum extent required by section 411(d)(6) of the Code and Treasury Regulation 1.411(d)-4, all benefits, rights and features required by that Code section and regulation to be protected against reduction. While we believe that this document preserves all such benefits, rights and features, as a failsafe we recite here that the terms of all such benefits, rights, and features, to the extent entitled to protection under this restatement of the plan, are hereby incorporated by reference from the prior plan document.
     Governing law. The plan is subject to ERISA and therefore governed exclusively by federal law except where ERISA provides otherwise. If state law ever applies to the interpretation or application of the plan, it shall be the law of the state where the employer has its principal place of business.
     No PBGC Coverage. This plan is not covered by the plan termination insurance system established under Title IV of ERISA and administered by the Pension Benefit Guaranty Corporation. As a defined contribution, individual account plan, it is not eligible for coverage under the law.
     Statement of ERISA rights. Regulations of the federal government require that the following “Statement of ERISA Rights” appear in this document, and we are reproducing it here with quotation marks. Not all of the statement is necessarily accurate or applies to this plan. Neither the employer nor the plan administrator takes any responsibility for the accuracy or completeness of this statement, which is made to you by the federal government, not by anyone connected with the plan:
     “As a participant in this plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:
     “Receive Information About Your Plan and Benefits
     “Examine, without charge, at the plan administrator’s office and at other specified locations, such as worksites, all documents governing the plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public

Disclosure Room of the Pension and Welfare Benefit Administration.
     “Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.
     “Receive a summary of the plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.
     “Obtain a statement telling you whether you have a right to receive a pension at normal retirement age (age 65) and if so, what your benefits would be at normal retirement age if you stop working under the plan now. If you do not have a right to a pension, the statement will tell you how many more years you have to work to get a right to a pension. This statement must be requested in writing and is not required to be given more than once every twelve (12) months. The plan must provide the statement free of charge.
     “Prudent Actions by Plan Fiduciaries
     “In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called ‘fiduciaries’ of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.
     “Enforce Your Rights
     “If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
     “Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, [and you have exhausted the plan’s internal appeal procedure] you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
     “Assistance with Your Questions
     “If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.”
     Service of legal process may be made on the plan administrator or any trustee.

Special Provisions for New Members of the FNB Family
     Introduction. When a new group of employees joins the plan by reason of merger or other acquisition, it is sometimes appropriate to make special arrangements for those employees in order to bring them into this plan in a way that harmonizes with the plan that they were in before. In other cases, special arrangements may be made when a group of employees leaves the FNB family. If a special arrangement applies, this section describes it.
     Calls Plaza, Giant Eagle and Drive-Thru Mellon Branches. In determining the length of your service for getting into the plan and for the purpose of vesting, service in the employ of Mellon Bank at one of the acquired operations before October 24, 1998 is taken into account under the plan to the same extent as if Mellon Bank had been a participating employer during that period, up to a maximum of five years.
     Finance & Mortgage Acceptance Corporation. In determining the length of your service for getting into the plan and for the purpose of vesting, service in the employ of Finance & Mortgage Acceptance Corporation before October 25, 1999 is taken into account under the plan to the same extent as if Finance & Mortgage Acceptance Corporation had been a participating employer during that period, up to a maximum of five years.
     Southern Financial. In determining the length of your service for getting into the plan and for the purpose of vesting, service in the employ of Southern Financial before July 31, 2000 is taken into account under the plan to the same extent as if Southern Financial had been a participating employer during that period, up to a maximum of five years.
     Promistar. In determining the length of your service for getting into the plan and for the purpose of vesting, service in the employ of Promistar before January 18, 2002 is taken into account under the plan to the same extent as if Promistar had been a participating employer during that period, up to a maximum of five years.
     BankPittsburgh Mt. Oliver branch. In determining the length of your service for getting into the plan and for the purpose of vesting, service in the employ of BankPittsburgh at the Mt. Oliver branch before November 1, 2002 is taken into account under the plan to the same extent as if BankPittsburgh had been a participating employer during that period, up to a maximum of five years.
     Brookline and Brentwood branches of First National Bank of Pennsylvania. If you were a participant in the plan before February 13, 2004 and your employment was terminated due to the sale of the Brookline and Brentwood branches on that date, you were automatically advanced to full vesting under the plan.
     Morrell Butz & Junker. In determining the length of your service for getting into the plan and for the purpose of vesting, service in the employ of Morrell Butz & Junker before July 30, 2004 is taken into account under the plan to the same extent as if Morrell Butz & Junker had been a participating employer during that period, up to a maximum of five years.
     Slippery Rock. Any employee who was a participant in the Slippery Rock 401(k) plan immediately before October 8, 2004 is eligible to participate in this plan effective October 8, 2004 without regard to the age and length of service requirements that would otherwise apply. In addition, in determining the length of your service for getting into the plan and for the purpose of vesting, service in the employ of Slippery Rock before October 8, 2004 is taken into account under the plan to the same extent as if Slippery Rock had been a participating employer during that period, up to a maximum of five years.

     NorthSide Bank. Any employee who was a participant in the NorthSide Bank 401(k) plan immediately before February 18, 2005 is eligible to participate in this plan effective February 18, 2005 without regard to the age and length of service requirements that would otherwise apply. In addition, in determining the length of your service for getting into the plan and for the purpose of vesting, service in the employ of NorthSide Bank before February 18, 2005 is taken into account under the plan to the same extent as if NorthSide Bank had been a participating employer during that period, up to a maximum of five years.
     National Bank of Northeast. In determining the length of your service for getting into the plan and for the purpose of vesting, service in the employ of Northeast before October 7, 2005 is taken into account under the plan to the same extent as if Northeast had been a participating employer during that period, up to a maximum of five years.
     Penn Group Insurance. In determining the length of your service for getting into the plan and for the purpose of vesting, service in the employ of Penn Group Insurance before October 31, 2005 is taken into account under the plan to the same extent as if Penn Group Insurance had been a participating employer during that period, up to a maximum of five years.

Table of Dollar Limits

			Pay Used to Determine Restricted Employees				Dollar Limit on
	Dollar Limit on	Dollar Limit on		Dollar Plus		Dollar Limit on	Pay Taken into
	401(k)	Catch-Up		Top-Paid	Dollar Plus	Total	Account under
Year	Contributions	Contributions	Flat Dollar	Group	Officer	Contributions	the Plan
1989	$7,627	N/A	$81,720	$54,480	$49,032	$30,000	$200,000
1990	$7,979	N/A	$85,485	$56,960	$51,291	$30,000	$209,2000
1991	$8,475	N/A	$90,803	$60,535	$54,482	$30,000	$222,220
1992	$8,728	N/A	$93,518	$62,345	$56,111	$30,000	$228,860
1993	$8,994	N/A	$96,368	$64,245	$57,821	$30,000	$235,840
1994	$9,240	N/A	$99,000	$66,000	$59,400	$30,000	$150,000
1995	$9,240	N/A	$100,000	$66,000	$60,000	$30,000	$150,000
1996	$9,500	N/A	$100,000	$66,000	$60,000	$30,000	$150,000
1997	$9,500	N/A	$80,000	N/A	N/A	$30,000	$160,000
1998	$10,000	N/A	$80,000	N/A	N/A	$30,000	$160,000
1999	$10,000	N/A	$80,000	N/A	N/A	$30,000	$160,000
2000	$10,500	N/A	$85,000	N/A	N/A	$30,000	$170,000
2001	$10,500	N/A	$85,000	N/A	N/A	$35,000	$170,000
2002	$11,000	$1,000	$90,000	N/A	N/A	$40,000	$200,000
2003	$12,000	$2,000	$90,000	N/A	N/A	$40,000	$200,000
2004	$13,000	$3,000	$90,000	N/A	N/A	$41,000	$205,000
2005	$14,000	$4,000	$95,000	N/A	N/A	$42,000	$210,000
2006	$15,000	$5,000	$100,000	N/A	N/A	$44,000	$220,000